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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

BROWN SHOE COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 16, 2007

To Brown Shoe Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri, in the Conference Center, on Thursday, May 24, 2007, at 11:00 a.m., St. Louis time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter. Our Annual Report for fiscal year 2006 is also enclosed.

I hope you will be present at the meeting. Whether or not you plan to attend, please cast your vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely yours,

Ronald A. Fromm
Chairman of the Board and
Chief Executive Officer

Brown Shoe Company, Inc.
8300 Maryland Avenue, St. Louis, Missouri 63105-3693

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 24, 2007

TIME:	11:00 a.m., St. Louis Time

PLACE:	8300 Maryland Avenue
Conference Center
St. Louis, Missouri 63105

Matters to be voted on:

1.	Election of five directors

2.	Approval of an amendment to the Company’s Certificate of Incorporation to reduce the par value of the common stock from $3.75 per share to $.01 per share

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants

4.	Any other matters if properly raised

Only shareholders of record at the close of business on April 9, 2007 may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please cast your vote by phone or on the Internet, or complete, date and sign your proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have previously submitted a proxy.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander
Senior Vice President, General Counsel and
Corporate Secretary

April 16, 2007

PROXY STATEMENT — 2007 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR THE BROWN SHOE COMPANY, INC.
2007 ANNUAL MEETING OF SHAREHOLDERS

Information about the Annual Meeting

Why am I receiving these proxy materials?

Your board of directors is soliciting proxies to be voted at the 2007 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

On April 16, 2007, we began distributing these proxy materials to all shareholders of record at the close of business on April 9, 2007. There were 44,008,979 shares of our common stock issued and outstanding on April 9, 2007, including shares issued for our 3-for-2 stock split paid on April 2, 2007.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 24, 2007 in the Conference Center at our headquarters, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., St. Louis time.

What am I voting on?

We are aware of three proposals to be voted on by shareholders at the annual meeting:

•	The election of five directors (Ward M. Klein, W. Patrick McGinnis, Diane M. Sullivan and Hal J. Upbin, each for a three-year term, and Julie C. Esrey for a two-year term),

•	Amendment to our Certificate of Incorporation to reduce par value of our Common Stock to $.01 per share, and

•	Ratification of independent registered public accountants.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on April 9, 2007, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you as the “beneficial owner” through a broker, bank, or other nominee in “street name.”

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, you are considered the “shareholder of record” with respect to those shares. The Notice of Annual Meeting, Proxy Statement, 2006 Annual Report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of the shares held in street name. The Notice of Annual Meeting, Proxy Statement, 2006 Annual Report and proxy card or voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

If I am a shareholder of record, how can I vote my shares?

You can vote by proxy or in person.

How do I vote by proxy?

If you are a shareholder of record, you may vote your proxy by telephone, Internet or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the proxy card. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

•	Voting your proxy by telephone

In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week until 11:59 pm Eastern Time on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting your proxy by Internet

You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day, 7 days a week until 11:59 pm Eastern Time on the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting your proxy by mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the reduction in par value per share, and “FOR” the ratification of the Company’s registered independent public accountants. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matter that is required to be acted on at the annual meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker, bank or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card provided by your broker, bank or nominee with these materials.

What shares are included on the proxy card?

If you are a shareholder of record you will receive only one proxy card for all the shares you hold. This includes shares in certificate form as well as shares in book-entry form.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of Five Directors	The nominees who receive the most votes for the available positions will be elected. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Reduce Par Value of our Common Stock	The affirmative vote of a majority of the outstanding shares entitled to vote at the annual meeting is required for approval of the proposed amendment to our Certificate of Incorporation to reduce the par value of our Common Stock from $3.75 per share to $.01 per share.

Proposal 3 — Ratification of the Appointment of Independent Registered Public Accountants	The affirmative vote of a majority of the shares voting either for or against Proxy Proposal 3 is required for approval of the proposed ratification of the appointment of independent registered public accountants.

Other matters	The affirmative vote of a majority of the shares voting either for or against such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange (“NYSE”) and the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and ratification of appointment of independent registered public accountants, even if the holder does not receive voting instructions from you. Your bank, broker or other holder of record may not vote on the amendment to our Certificate of Incorporation to reduce the par value of our common stock absent instructions from you; therefore, without your voting instructions, a broker non-vote will occur on that proposal.

Shares represented by proxies that are marked vote “withheld” with respect to the election of any person to serve on the board of directors, will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” or shares represented by proxies that deny the proxy-holder discretionary authority to vote on Proposal 2 will have the effect of a “no” vote. Shares represented by proxies that are marked “abstain” with respect to any other proposal, including Proposal 3, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote. Shares represented by proxies that deny the proxy-holder discretionary authority to vote on such other proposal (broker non-votes) will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.

Can I access the Notice of Annual Meeting, Proxy Statement and 2006 Annual Report to Shareholders on the Internet?

The Notice of Annual Meeting and Proxy Statement are accessible on the Internet as a single document identified as “2007 Proxy Statement,” and the 2006 Annual Report is also available, on our website at www.brownshoe.com/investor.

Shareholders of Record:  If you vote on the Internet at www.proxyvoting.com/bws, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners:  If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred. If we decide to retain a proxy solicitor, we will pay the fees charged by the proxy solicitor.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in our Report on Form 10-Q for the first quarter of 2007, which we expect to file on or before June 14, 2007. You can obtain a copy of the Form 10-Q on our website at www.brownshoe.com/secfilings, by calling the Securities and Exchange Commission (“SEC”) at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of copies of proxy materials delivered to my household?

Securities and Exchange Commission rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received householding notification from your broker earlier this year and, consequently, you may receive only one proxy statement and annual report. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at

8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Senior Vice President, General Counsel and Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The corporate governance guidelines are available on our website at www.brownshoe.com/governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the rules and listing standards of the New York Stock Exchange, and SEC regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting of shareholders and all of them attended last year’s annual meeting. The charters for the Board’s Executive, Audit, Compensation and Governance and Nominating Committees are also available on our website at www.brownshoe.com/governance, and copies of these charters will be provided to shareholders, upon written or oral request to our Senior Vice President, General Counsel and Corporate Secretary, 8300 Maryland Avenue, St. Louis, Missouri 63105, or by telephone at (314) 854-4000. Information on our website shall not be deemed to constitute part of this proxy statement.

Independent Directors

Currently, of the ten members of the board of directors, nine meet the New York Stock Exchange standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines, available on our website at www.brownshoe.com/governance. As of the date of this proxy statement, the board has determined that, except for our Chairman and Chief Executive Officer, Ronald A. Fromm, each of the other members of the board of directors is independent, including Mr. Bower, Ms. Esrey, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Neidorff and Mr. Upbin. In making its determination of independence, the board considered that Ms. Hendra is affiliated with OgilvyOne LLC, which provided services to the Company in fiscal 2006. The board determined that the amount paid by the Company to Ogilvy was not material to the Company or to Ogilvy. Nominee Diane M. Sullivan, who serves as the Company’s President and Chief Operating Officer, would not be independent. Assuming all nominees are elected as directors, there will be 9 independent directors out of 11, which satisfies the Company’s goal, as set forth in the Corporate Governance Guidelines, that two-thirds of the directors will be independent under the New York Stock Exchange standards.

The independent members of the board meet regularly without any members of management present. In accordance with our Corporate Governance Guidelines, Mr. Bower, as chair of the Executive Committee, usually presides at such executive sessions, and if he is absent, then another director who is a member of the Executive Committee presides in his place. Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at www.brownshoe.com/governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating with the Board

Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may write to the individual director or group, c/o Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and which is addressed to members of the board, and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2006. Each director attended at least 75 percent of the total number of meetings of the board and of the committees on which he or she serves, during his or her term.

Governance and
	Board	Audit	Compensation	Executive	Nominating

Current
Joseph L. Bower	Member		Member	Chair	Chair
Julie C. Esrey	Member		Member		Member
Ronald A. Fromm	Chair			Member
Carla Hendra(1)	Member
Ward M. Klein(2)	Member
Steven W. Korn	Member	Member			Member
Patricia G. McGinnis	Member		Member		Member
W. Patrick McGinnis	Member	Member	Chair
Michael F. Neidorff(3)	Member		Member
Hal J. Upbin	Member	Chair		Member
Number of 2006 Meetings	9	7	6	1	3
Retired
Richard A. Liddy(4)	Member			Chair	Member
Jerry E. Ritter(4)	Member	Chair		Member

(1)	Ms. Hendra served as a member of the Audit Committee from May 25, 2006 through November 28, 2006.

(2)	Mr. Klein joined the board on March 7, 2007. Mr. Klein was recommended to the Governance and Nominating Committee by our retired directors Richard A. Liddy and Jerry E. Ritter.

(3)	Mr. Neidorff joined the board on March 2, 2006. Mr. Neidorff was recommended to the Governance and Nominating Committee by Mr. Ritter.

(4)	Mr. Liddy and Mr. Ritter served as directors from January 29, 2006 through May 25, 2006; and each retired at the end of his three-year term and did not stand for re-election at the 2006 annual meeting.

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s financial statements; (b) the financial reporting process and systems of internal accounting and financial controls; (c) compliance with ethics policies, legal and regulatory requirements, and the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is composed solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act and operates under a written charter adopted by the entire board. The board has determined, in its judgment, that Mr. Upbin qualifies as an “audit committee financial expert.” The board, in the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report.”

Compensation Committee

The Compensation Committee’s primary responsibility is to establish the executive officers’ compensation. The committee also reviews changes in the compensation of other key management employees, approves the participation of executives and other key management employees in the various compensation plans, reviews our compensation programs, and monitors our promotion and management development practices. The committee meets several times each year, and committee agendas are established in consultation between the committee chair and the Company’s Chief Talent Officer. The Company, through its human resources department and the committee, has retained Hewitt Associates as its independent compensation consultant to assist in evaluating executive compensation programs and in setting executive officers’ compensation. The consultant usually prepares a benchmarking report for the committee’s use in setting executive compensation and makes a presentation to the committee concerning compensation trends and best practices, plan design and the reasonableness of individual compensation awards. As requested by the committee from time to time, the consultant prepares specific compensation recommendations for the committee’s consideration. The Company’s Chief Executive Officer gives the committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the committee with the assistance of the Company’s Chief Talent Officer. The Chief Executive Officer, Chief Talent Officer and Vice President, Total Rewards generally attend committee meetings, but the committee meets in executive session when discussing compensation for the Chief Executive Officer.

The board has determined, in its judgment, that the Compensation Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board. Also see “Report of the Compensation Committee.”

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs during the intervals between board meetings that may lawfully be delegated to it by the board of directors. However, certain categories of matters have been expressly reserved to the full board. The Executive Committee operates under a written charter adopted by the entire board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. A candidate should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. In evaluating the suitability of individual nominees, the Governance and Nominating Committee will also take into account, among other things, the nominee’s personal and professional attributes, ability to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders, ability to respect and maintain adherence to the Code of Business Conduct, and ability to balance short-term goals and long-term goals of the Company and its shareholders. The Governance and Nominating Committee will consider a candidate for director proposed by a shareholder, provided that the proposing shareholder submits the information by the specified deadline, and provides appropriate information, as discussed in more detail in the section “Shareholder Proposals for the 2007 Annual Meeting.” A shareholder seeking to propose a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary. The board has determined, in its judgment, that the Governance and Nominating Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board.

Compensation of Non-Employee Directors

Non-Employee Director Compensation Summary

A director who is an employee does not receive payment for service as a director. The following table summarizes compensation paid to non-employee directors during fiscal 2006:

Director Compensation for Fiscal 2006

	Fees Earned or	Stock
Name	Paid in Cash ($)(1)	Awards ($)(2)	Total ($)

Current
Joseph L. Bower	$72,625	$205,983	$278,608
Julie C. Esrey	59,500	205,983	265,483
Carla Hendra	54,500	128,939	183,439
Ward M. Klein(3)	—	—	—
Steven W. Korn	60,500	144,742	205,242
Patricia G. McGinnis(4)	54,500	699,858	754,358
W. Patrick McGinnis	62,500	205,983	268,483
Michael F. Neidorff(4)	50,363	59,465	109,828
Hal J. Upbin	67,875	144,928	212,803
Retired
Richard A. Liddy(5)	23,375	74,052	97,427
Jerry E. Ritter(6)	25,125	34,985	60,110

(1)	Cash fees include fees for attending board and committee meetings in fiscal 2006 as well as the annual retainer amount for serving on the board and as the chairperson for a committee during fiscal 2006. Retainers are paid at the end of each fiscal quarter, which results in three payments being made during the fiscal year of election and the remaining payment being made in the following fiscal year. These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Deferred Compensation Plan for Non-Employee Directors; these deferrals are indicated in note (4) below.

(2)	Amounts in the Stock Awards column reflect the change in cumulative liability for financial statement reporting purposes with respect to fiscal 2006 for the fair value of restricted stock units and phantom stock units outstanding as of fiscal 2005 year-end and additional restricted stock units granted during fiscal 2006. These amounts exclude both (a) the grant date fair value of phantom units granted during fiscal 2006 and as to which the value of the cash compensation being deferred is included in “Fees Earned or Paid in Cash” column; and (b) dividend equivalents granted in fiscal 2006 on both the restricted stock units and phantom stock units. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The change in cumulative liability for these awards is calculated in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), which provides that the fair value of the restricted stock units is spread over the number of months of service required for the grant to be non-forfeitable; for restricted stock units that are no longer forfeitable and for phantom units that are fully vested upon grant, FAS 123R calculates the liability (being the change in fair value) based on the change in the closing price of the stock between the measurement dates. These amounts reflect the Company’s expense under FAS 123R for these awards, and do not correspond to the actual value that may be recognized by the director. Additional information regarding stock and option awards granted to directors during fiscal 2006 and outstanding at fiscal 2006 year-end is provided under the heading “Non-Employee Director Equity Awards.”

(3)	Mr. Klein was elected to the board in March 2007; accordingly he did not serve on the board or receive compensation as a director during fiscal 2006.

(4)	Ms. McGinnis and Mr. Neidorff elected to defer all of their directors’ fees paid during fiscal 2006 pursuant to the Deferred Compensation Plan for Non-Employee Directors; and pursuant to that plan they received a number of fully vested phantom stock units on the last day of each fiscal quarter based on the total retainer and meeting fees earned for the quarter divided by the market value (mean of the high and low price) of the Company’s common stock on the last trading day of the fiscal quarter. The cash value of these units is included within Fees Earned or Paid in Cash column and is excluded from the calculations in the Stock Awards column. Ms. McGinnis shows a substantially higher stock award amount than other directors because she has a substantial number of accumulated phantom stock units and accrued dividends thereon and the previously granted units have increased in value based on the increase in our common stock price.

(5)	Mr. Liddy served as director until May 25, 2006 and did not stand for re-election at the 2006 annual meeting. In connection with his retirement, as adjusted for our recent stock split, Mr. Liddy exercised stock options for 29,250 shares, and he received a cash payment of $231,699 upon tender of 8,943 restricted stock units.

(6)	Mr. Ritter served as director until May 25, 2006 and did not stand for re-election at the 2006 annual meeting. In connection with his retirement, as adjusted for our recent stock split, Mr. Ritter exercised stock options for 29,250 shares, and he received a cash payment of $70,667 upon tender of 2,727 restricted stock units.

Non-Employee Director Equity Awards

The following table shows stock options and other stock awards (restricted stock units and phantom stock units) granted to directors during fiscal 2006 and those held by directors at the end of fiscal 2006 (February 3, 2007). All unit and stock option numbers have been adjusted for the recent stock split. For our directors who retired in fiscal 2006, no equity awards were granted during fiscal 2006 or were outstanding at our fiscal year-end.

	Options	Stock Awards
	Number of				Restricted Stock Units
	Securities	Phantom Stock Units					Number of	Number of
	Underlying			Number of	Restricted		Restricted	Restricted
	Unexercised	Fiscal		Phantom	Stock		Stock	Stock
	Options (#)	2006	Number	Stock Units (#)	Units	Grant	Units	Units
	Exercisable	Cash	Granted in	Held	Granted in	Date Fair	Vested at	Unvested at
	At February 3,	Deferred	Fiscal 2006	At February 3,	Fiscal 2006	Value	February 3,	February 3,
Name	2007(1)	($)	(#)(2)	2007	(#)(3)	($)(4)	2007 (#)	2007 (#)

Joseph L. Bower	28,125				1,650	$42,746	8,944	1,716
Julie C. Esrey	28,125				1,650	42,746	8,944	1,716
Carla Hendra	—				1,650	42,746	2,725	1,663
Ward M. Klein(5)	—				—	—	—	—
Steven W. Korn	—				1,650	42,746	5,254	1,693
Patricia G. McGinnis	25,425	54,500	2,352	30,654	1,650	42,746	8,944	1,716
W. Patrick McGinnis	18,900				1,650	42,746	8,944	1,716
Michael F. Neidorff	—	50,363	1,939	1,939	1,650	42,746	—	1,660
Hal J. Upbin	—				1,650	42,746	5,260	1,693

(1)	No stock options have been granted to non-employee directors since 2002; options granted to non-employee directors were fully vested upon grant. These stock options have a term of ten years, were granted as of the date of approval by the Governance and Nominating Committee, have an exercise price based on the average of the high and low price for our stock on the grant date, and terminate 60 days following retirement as a director. Because these options were fully vested prior to fiscal 2006, the Company did not recognize any compensation expense in fiscal 2006 with respect to these options.

(2)	The number of phantom stock units granted as deferred compensation was based on the fair market value (average of the high and low prices) on the grant date, which is the quarter-end date for the quarter during which the cash fees would otherwise have been paid. The number of units shown in this table includes dividend equivalent units paid in fiscal 2006.

(3)	Annual awards of restricted stock units were granted on May 26, 2006 as compensation for service during the May 2006-May 2007 term. The number of units shown in this table does not include dividend equivalent units paid in fiscal 2006.

(4)	The grant date fair value has been determined by multiplying the average of the high and low sale price ($25.91) of our stock on the date of grant (May 25, 2006) by the number of units, and excludes the value of dividend equivalent units paid in fiscal 2006.

(5)	Mr. Klein was not a member of the board during fiscal 2006.

Fiscal 2006 Director Compensation Guidelines

For fiscal 2006, commencing with the 2006 Annual Meeting on May 25, 2006, the following compensation guidelines were in effect for non-employee directors, with cash retainers payable quarterly in arrears:

•	$30,000 as an annual retainer,

•	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer,

•	Chair of the Audit Committee received an additional $12,500 annual retainer,

•	As adjusted for our recent stock split, an award of 1,650 restricted stock units granted on May 26, 2006, and valued at $25.91 per unit and $42,746 in total (based on the average of the high and low prices for the Company’s common stock on that date),

•	$1,500 fee for each board meeting attended, or each day of such meeting if such meeting was over multiple days, and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee, and

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings.

During the portion of fiscal 2006 prior to last year’s annual meeting, the director compensation approved in May 2005 was in effect, and provided for substantially the same cash compensation payments to non-employee directors.

We also carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan, although non-employee directors are permitted to participate in our employee matching gift program on the same terms as employees, thereby providing a match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual. Non-employee directors do not participate in the Company’s pension plan, Supplemental Executive Retirement Plan (SERP), annual cash incentive plan or performance share plan.

Directors’ compensation is established by the board of directors upon the recommendation of the Governance and Nominating Committee. In March 2007, the Governance and Nominating Committee recommended that compensation for non-employee directors remain the same for the year following the annual meeting, except to adjust the number of restricted stock units granted for the year. As of the date of this proxy statement, no determination has been made with respect to a 2007 grant of restricted stock units to non-employee directors, although this matter is expected to be considered by the board prior to the annual meeting.

A director who is an employee does not receive payment for service as a director.

Restricted Stock Units

To align the directors’ interests with those of our shareholders, in connection with the annual meeting of shareholders, the board has approved an equity-based grant to non-employee directors, as recommended by the Governance and Nominating Committee, with grants made in the board’s discretion at other times only for new directors appointed between annual meetings.

The restricted stock units granted to non-employee directors are the economic equivalent of a grant of restricted stock; however, no actual shares of stock are issued at the time of grant or upon payment. Rather, the award entitles the non-employee director to receive cash, at a future date, equal to the future market value of one share of our common stock for each restricted stock unit, subject to satisfaction of a one-year vesting requirement. For this grant, the Governance and Nominating Committee has established an approximate aggregate cash value for the grant, and then determined the exact number of restricted stock units granted to each non-employee director by dividing the aggregate value of the award by the fair market value of the common stock on the date of grant (average of the high and low prices). The units vest in full one year after the date of grant, and the payout will be on the date that service as director terminates or such earlier date as a non-employee director may elect. Dividend equivalents are paid on restricted stock units at the same rate as dividends on the Company’s common stock, and are automatically re-invested in additional restricted stock units as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

In 1999, the board adopted a deferred compensation plan for non-employee directors. Under the plan, we credit each participating director’s account with the number of “phantom units” that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the fair market value (calculated as the average of the high and low price) of our stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on phantom stock units at the same rate as dividends on the Company’s common stock, and are re-invested in additional phantom stock units at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of units of deferred compensation credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the average of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship.

Related Party Transactions

The board recently adopted a written related party transaction policy that provides for the board to review all transactions expected to exceed $100,000 in which a related party has a material interest, or for such a transaction continuing into a subsequent fiscal year that is expected to extend beyond six months or exceed $100,000 in the subsequent year. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, or 5% beneficial owner of the Company’s common stock, as well as any immediate family member of any of the foregoing, or entity controlled by them or in which they have a 10% beneficial interest. In making its determination whether to approve a related party transaction, the board shall consider such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transaction under like circumstances, and the benefit to the Company.

The Company’s employee matching gift program generally provides a match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual. In 2006, the board approved a special match for a charitable gift commitment made by Mr. Fromm to Barnes-Jewish Hospital Foundation, in an aggregate amount of $250,000 over seven years. For fiscal 2006, the Company’s special matching contribution was $35,000. Mr. Fromm does not have a direct, material interest in this matching gift.

During fiscal 2006, the Company engaged OgilvyOne LLC (“Ogilvy”) to provide certain marketing and consulting services. One of our directors, Carla Hendra, is Co-Chief Executive Officer of Ogilvy North America and president of OgilvyOne N.A., both of which are affiliates of Ogilvy. During fiscal 2006, the Company incurred $655,500 of fees related to services provided by Ogilvy. Although this transaction with Ogilvy was entered into by the Company prior to the board’s adoption of a written policy on related party transactions, the transaction was ratified following the adoption of such written policy.

In fiscal 2006, there were no other material transactions between the Company and its executive officers, directors or principal shareholders.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than ten percent of our common stock to report their ownership of stock and any changes in ownership to the Securities and Exchange Commission, New York Stock Exchange and Chicago Stock Exchange. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such other reports of our executive officers and directors were filed on a timely basis.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the amount of our common stock beneficially owned as of April 4, 2007, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, and all current directors and executive officers as a group. In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote, or the power to dispose. The table also shows the number of options to purchase shares of our stock that are exercisable, either immediately or by June 3, 2007. For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our common stock. All share, unit and option numbers have been adjusted for the recent stock split.

	Amount of Common Stock
	Beneficially Owned
	Number of	Exercisable		% of Shares	Share
Name	Shares(1)	Options(2)	Total	Outstanding	Units(3)

Current
Joseph L. Bower	17,437	28,125	45,562	*	10,685
Julie C. Esrey	6,436	28,125	34,561	*	10,685
Ronald A. Fromm	402,561	60,000	462,561	1.05%	—
Carla Hendra	—	—	—	*	4,400
Mark E. Hood	12,000	—	12,000	*	—
Ward M. Klein	—	—	—	*	—
Steven W. Korn	618	—	618	*	6,964
Patricia G. McGinnis	2,635	25,425	28,058	*	41,339
W. Patrick McGinnis	1,142	18,900	20,041	*	10,685
Michael F. Neidorff	6,750	—	6,750	*	3,604
Gary M. Rich	96,149	2	96,151	*	—
Diane M. Sullivan	93,286	112,500	205,786	*	—
Hal J. Upbin	1,125	—	1,125	*	6,970
Joseph W. Wood	90,002	114,806	204,808	*	—
Current Directors and Executive Officers as a group (18 persons, including persons named above)	941,103	503,857	1,444,960	3.25%	95,332
Retired
Andrew M. Rosen	45	—	45	*	—

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes restricted stock as to which the holder has voting rights but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Fromm — 63,375 shares; Mr. Hood — 9,750 shares; Mr. Rich — 12,375; Ms. Sullivan — 91,875 shares; Mr. Wood — 23,061; and Current Directors and Executive officers as a group — 281,809 shares. Also includes shares held by the trustee of the Company’s 401(k) plan for the account of individuals, but as to which the employee does not have the right to vote, as follows: Mr. Fromm — 11,658; shares; Mr. Hood — no shares; Mr. Rich — 11,278 shares; Ms. Sullivan — 1,411 shares; Mr. Wood — 2,065; and Current Directors and Executive officers as a group — 38,879 shares.

(2)	Shares that could be acquired by exercising stock options through June 3, 2007.

(3)	Share units, all of which are denominated to be comparable to, and derive their value from, shares of Company common stock, include phantom units issued under our deferred compensation plan for non-employee directors and restricted stock units issued to our non-employee directors as of April 4, 2007, and are vested or will be vested through June 3, 2007. The share units are ultimately paid in cash and have no voting rights.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1- Election of Directors

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Our bylaws can be amended by a majority of shareholders acting at a meeting of shareholders or by a majority of the board.

On March 8, 2007, your board amended the bylaws to increase the number of directors from nine to ten, thereby creating one vacancy on the board, and appointed Ward M. Klein to fill the vacancy until the upcoming 2007 annual meeting. In searching for a new director, Mr. Bower, as the Chair of the Governance and Nominating Committee, compiled a list of possible candidates and solicited input from all directors. The Governance and Nominating Committee reviewed and considered potential candidates. Mr. Klein was recommended as a nominee by former directors Jerry E. Ritter and Richard A. Liddy. Mr. Bower then contacted Mr. Klein to initiate discussions about joining the board, and Mr. Klein met with several of the independent directors. Upon the recommendation of the Governance and Nominating Committee, the board appointed Mr. Klein as a director.

On April 11, 2007, in contemplation of having shareholders elect directors at the 2007 annual meeting, your board amended the bylaws to increase the number of directors from ten to eleven, thereby creating a vacancy for a director with a three-year term to expire in 2010. Diane M. Sullivan, who is our President and Chief Operating Officer, is known to all directors and was proposed as a nominee by the Governance and Nominating Committee based on input from all directors.

There are no family relationships between any of our directors, nominees and executive officers.

With an eleven person Board, the class of directors whose term will expire in 2008 will have three members; the class whose term will expire in 2009 will have four members; and the class whose term will expire in 2010 will have four members. Your board of directors has nominated four individuals, Ward M. Klein, W. Patrick McGinnis, Diane M. Sullivan and Hal J. Upbin for election as directors for a three-year term at the 2007 Annual Meeting. Your board of directors also has nominated another current director, Julie C. Esrey, for a two-year term. Each of these nominees, other than Ms. Sullivan, currently serves on the Board for a term expiring at the 2007 Annual Meeting.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2010:

WARD M. KLEIN, 52, has been a director since March 2007. He is a member of the Board of Directors of Energizer Holdings, Inc., a manufacturer of primary batteries, flashlights and men’s and women’s wet shave products, and also serves as Chief Executive Officer of Energizer Holdings, Inc., a position he has held since January 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, and as President, International from 2002 to 2004, having first joined Energizer in 1986.

W. PATRICK McGINNIS, 59, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company, a manufacturer of pet products. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc.

DIANE M. SULLIVAN, 51, is our President and Chief Operating Officer, having joined the Company in 2004 as President and in March 2006 receiving the additional title of Chief Operating Officer. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003. Prior to joining Phillips-Van Heusen in 2001, Ms. Sullivan was President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001 and also held the position of Group President: Tommy Hilfiger, Stride Rite Children’s and Sperry. Ms. Sullivan serves as a member of the Board of Directors for Barnes Jewish Hospital in St. Louis and a member of the Board of Directors of the Two/Ten International Footwear Foundation.

HAL J. UPBIN, 68, has been a director since 2004 and is Chairman Emeritus of the Board of Directors of Kellwood Company, a marketer of apparel and consumer soft goods. From 1999 to January 31, 2006, Mr. Upbin served as Chairman of the Board of Kellwood Company, and from December 1997 through June 2005, he was Chief Executive Officer of Kellwood Company. From 1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from 1992 until 1994, he was Executive Vice President Corporate Development of Kellwood Company. He served as Vice President Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1988 to 1992. Mr. Upbin is also a member of the Board of Trustees for Pace University and a Council Member of Washington University’s Olin School of Business.

NOMINEE FOR A TWO-YEAR TERM THAT WILL EXPIRE IN 2009:

JULIE C. ESREY, 68, has been a director since 1995. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Ms. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a director of the Duke Management Company. She also has served as a director of Bank IV Kansas, National Association, in Wichita, Kansas.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2008:

RONALD A. FROMM, 56, has been our Chairman of the Board of Directors and Chief Executive Officer and a director since 1999. From 1999 until January 2004, he also served as our President, and during 1998 served as a President of our branded wholesale division. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division, and prior to that time served as its Chief Financial Officer. He currently serves as Chairman Emeritus and member of the Board of Directors of the Footwear Distributors and Retailers of America (FDRA), Chairman of the Board of Directors of the Fashion Footwear Association of New York (FFANY), and Chairman of the Board of Directors of the Two/ Ten International Footwear Foundation.

STEVEN W. KORN, 53, has been a director since 2004. He has been the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia, since 2005. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn currently serves on the boards of Public Broadcasting System, Vassar College, SV Investment Partners, LLC, and Precision IR Group.

PATRICIA G. McGINNIS, 59, has been a director since 1999. She is the President and Chief Executive Officer of The Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held that position since May 1994. From 1982 until May 1994, she was a principal at the FMR Group, a public affairs consulting firm.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2009:

JOSEPH L. BOWER, 68, has been a director since 1987. Since 1973, he has been the Donald Kirk David Professor of Business Administration at Harvard Business School. Mr. Bower serves as a director of Anika Therapeutics, Loews Inc., the New America High Income Fund, Sonesta International Hotels Corporation and the TH Lee Putnam EOP Fund.

CARLA HENDRA, 50, has been a director since November 2005. Since July 2005, she has been the Co-Chief Executive Officer of Ogilvy North America, a one-to-one marketing services network, and since 1998, she has been the President of OgilvyOne N.A. Ms. Hendra leads the North American region of OgilvyOne Worldwide. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising from 1992 to 1996. Ms. Hendra serves as a director of Ogilvy & Mather Worldwide and OgilvyOne Worldwide. She also serves as a director of Unica Corporation, a company engaged in the enterprise marketing management software business.

MICHAEL F. NEIDORFF, 64, has been a director since March 2006. Since 1996, he has been the President and Chief Executive Officer of Centene Corporation, a government services managed care company; and since May 2004, has also served as Centene’s Chairman of the Board.

PROPOSAL 2 — Amendment to Certificate of Incorporation to Reduce Par Value
of the Common Stock from $3.75 to $.01 Per Share

Your board has approved, and recommends the adoption by shareholders of, an amendment to the Company’s Restated Certificate of Incorporation to reduce the par value of the common stock to $.01 per share. The Restated Certificate of Incorporation currently authorizes the issuance of shares of common stock with a par value of $3.75 per share. Your board believes it is in the best interests of shareholders to amend the Certificate of Incorporation to reduce the par value of the common stock to $.01 per share to provide flexibility for future dividends.

Historically, the concept of par value served to protect creditors and senior security holders by ensuring that a company received at least the par value as consideration for issuance of stock. Over time, the concept of par value has lost its significance for the most part. Many companies that incorporate today use a nominal par value or have no par value.

The reduction in the par value of the common stock would result in a reduction in the capital stock account (approximately $165 million as of April 4, 2007) on the Company’s balance sheet and a corresponding increase in the additional paid-in capital (or surplus) account. The reduction in the par value would reduce the amount required to be carried by the Company as capital, thereby potentially increasing the Company’s surplus capital available for dividends and other distributions and for other corporate purposes. Your board has not proposed the reduction in the par value with the intention of declaring special or additional dividends on the common stock.

The reduction in the par value should have no effect on the rights of the holders of the common stock except for the minimum amount per share the Company may receive upon the issuance of authorized but unissued shares and added dividend flexibility. The reduction in the par value would not change the number of authorized shares of common stock. Also, no change to the par value is proposed with respect to the authorized preferred stock, none of which is issued and outstanding.

If this proposal is approved, the fourth article of the Restated Certificate of Incorporation will be amended and restated to read as follows:

“FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock having a par value of $.01 per share and 1,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.”

The amendment to the Restated Certificate of Incorporation will become effective upon the filing of such amendment with the Secretary of State for the State of New York.

If this proposal is approved, certificates representing shares of common stock, $3.75 par value per share, issued and outstanding prior to the effective date of filing of the amendment to the Restated Certificate of Incorporation, will be changed to represent the same number of shares of the common stock, $.01 par value per share, as they did prior to such effective date. Existing certificates will not be exchanged for new certificates. Please do not return any certificates to the Company or its transfer agent.

The Board of Directors recommends a vote “FOR” the amendment to the Certificate of Incorporation to reduce par value of the common stock.

PROPOSAL 3 — Ratification of Independent Registered Public Accountants

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending February 2, 2008. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP do not plan to make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of
Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During fiscal 2006 and fiscal 2005, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2006 Fees	2005 Fees

Audit Fees(1)	$1,111,119	$1,438,603
Audit-related Fees(2)	89,097	67,987
Tax Fees(3)	107,298	125,700
All Other Fees	—	—

Total	$1,307,514	$1,632,290

(1)	The audit services performed in 2005 included services in connection with our acquisition of Bennett Footwear and our $150 million offering of 8.75% senior notes.

(2)	The audit-related services performed in 2006 and 2005 were audits of our employee benefit plans.

(3)	The tax services in 2006 and 2005 included tax compliance (including preparation and/or review of tax returns), tax planning and tax advice, including assistance with tax audits.

In 2006, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC and consistent with the SEC’s rules on auditor independence and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of your board of directors. Management is primarily responsible for the financial statements and reporting processes including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The Company’s independent registered public accountants also provided to the committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent registered public accountants that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors and the board approved including the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended February 3, 2007 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2007.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, it is not the duty of the committee to conduct investigations or to assure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee
Hal J. Upbin, Chair
Steven W. Korn
W. Patrick McGinnis

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates or results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

As appropriate, all award share numbers and target amounts have been adjusted for the recent stock split.

Overview

The Compensation Committee of the Board of Directors provides leadership and direction to drive corporate goals and objectives through executive compensation programs and the performance of each executive. There are five outside directors on the committee including: W. Patrick McGinnis, who chairs the committee, Joseph Bower, Julie Esrey, Patricia McGinnis and Michael Neidorff. Other members of the board are invited to attend the committee meetings. Typical attendance at the Compensation committee also includes the Chief Executive Officer, Chief Talent Officer and the Vice President, Total Rewards.

The Compensation Committee meets regularly throughout the year and typically has five meetings per year. Most regularly scheduled meetings are held prior to the quarterly board meetings. During fiscal 2006, the committee approved, among other things, the annual compensation changes for the executives, performance targets for the annual incentive plan and three-year performance share plan, an amendment for the Incentive and Stock Compensation Plan of 2002 to increase the number of shares available for grant, revised severance agreements, early retirement compensation for Andrew M. Rosen, executive promotions and executive new hires. The actions of the Compensation Committee are supplemented by the Governance and Nominating Committee, which meets in executive session to review the performance of the Chief Executive Officer.

The Compensation Committee reviews executive compensation trends and market research with our executive compensation consultants, Hewitt Associates (“Hewitt”). This year, the Company, through its human resources department and the Compensation Committee, engaged Hewitt to analyze the total compensation of key executives compared to a group of retail and footwear companies of similar size and revenue, and with which the Company competes for talent, customers and investors. The market values were developed using Hewitt’s database and were adjusted based on position scope. The comparator companies in the database are listed below:

Casual Male Retail	Goody’s Family Clothing	Office Depot	Smart & Final
CDW Corporation	Jo-Ann Stores	Payless ShoeSource	Sports Authority
Dick’s Sporting Goods	Jones Apparel Group	J.C. Penney	Stride Rite
Dillard’s Inc.	Kohl’s Corporation	Phillips Van Heusen	Tandy Brands
Dress Barn	L. L. Bean, Inc.	Pier 1 Imports	Timberland Company
Finish Line	Limited Brands	Retail Ventures Inc.	Toys R Us
Foot Locker	Liz Claiborne	Ross Stores	Wolverine Worldwide
Gap	Nike	Russell Corporation	Zale Corporation
Genesco	Nordstrom	Shoe Carnival

Hewitt’s market analysis includes data on base pay, target bonus levels, actual bonus awards, long-term incentive awards, total compensation, executive benefits and perquisites. The committee targets the median market value when comparing the data to the executives’ current compensation. The committee also considers data from private companies not included in the survey; however, private company data was not included in Hewitt’s data and its determination of the median market value.

Compensation Program Objectives and Policies

The primary objective of the executive compensation program is to attract, motivate and retain highly qualified executives to enhance long-term profitability and increase shareholder value by linking significant elements of their compensation to the operating and financial performance of the Company and applicable business units.

The committee emphasizes pay for performance and believes that when the Company exceeds performance goals, the executive compensation programs should reflect the exceptional performance. Conversely, when the Company does not meet the targeted business goals, executive compensation should reflect the under-performance.

We seek to drive results through cash and equity incentive compensation. The key financial measure for the annual cash incentive plan is net earnings. For the three-year performance share plan, the measures are cumulative diluted earnings per share and compound annual sales growth. The committee receives recommendations from the Chief Executive Officer, the President, the Chief Financial Officer and the Chief Talent Officer on plan design, performance targets and individual awards related to the annual incentive plan.

The performance of the executives and their contribution to the Company’s success provides the basis for decisions related to the compensation award process. The Company has a formal performance management program, which measures the executive’s performance on the accountabilities of the position and the achievement of individually-based annual incentive plan objectives tied to the Company’s strategic initiatives. The executive’s base pay increases are linked to the performance management system through the position accountabilities and an annual talent review process.

Compensation Design and Elements

The executive compensation program consists of base pay, annual incentives, long-term incentives, executive benefits, perquisites, severance agreements and stock ownership guidelines. Each element is specific in its purpose and relevance to meeting the objectives of the total executive compensation program.

The program is designed to compensate the executive for job knowledge, individual expertise and increasing shareholder value through the achievement of short-term and long-term performance goals. The committee emphasizes pay for performance in the design elements and utilizes the annual incentive plan and equity awards to reward and compensate the executive for organizational performance that directly affects shareholders.

In return for the executive’s contributions to the success of the Company, the compensation program provides financial stability, opportunities for higher pay levels tied to performance, recognition of individual success and alignment with shareholder interests through equity based awards.

The target pay mix used by the committee for fiscal 2006 for the major compensation elements was 40% base pay, 25% annual incentive and 35% long-term incentives, and was based on comparator company information provided by Hewitt. The actual distribution for fiscal 2006 the group of executives in the study was 38% base pay, 31% annual incentive and 31% long-term incentives.

Base Salary

The base salary program is designed to compensate the executive for the job knowledge, industry or technical expertise and individual competencies that the Company needs to enhance performance.

The amount of base pay an executive earns is determined primarily by individual competencies, position accountabilities, and performance tied to annual objectives and the overall performance of the Company or business unit. External market data on base salary levels is provided to the committee by Hewitt, as part of the peer group analysis. The committee reviews the information as part of the annual evaluation process and considers the data in relation to the other compensation elements, the performance of the executive and the comparability of the data to our job. The data provided in Hewitt’s peer group analysis indicated that base pay levels for fiscal 2006 for the executive officers named in the Summary Compensation Table were within a range of 15% above and below the median market value.

We place significant emphasis on talent management and understand that our competitive advantage lies in the unique skills and competencies of our employees. When approving base salary levels, the committee considers each person’s value based on his or her contributions to the organization that cannot be measured solely by the peer group analysis. In early 2007, after the evaluation of the data and each executive’s performance, the committee increased the total amount of base salaries of the named executive officers by 1.4%. For fiscal 2007, the base salary for each of the named executive officers is as follows: Mr. Fromm — $850,000, Mr. Hood — $360,000, Ms. Sullivan — $735,000, Mr. Wood — $532,000 and Mr. Rich — $510,000. Mr. Hood did not receive a base salary increase as he was recently hired; and Mr. Fromm did not receive a base salary increase consistent with the philosophy to have increased reliance on performance incentives.

Annual Incentive Plan

The annual incentive plan is a cash-based program designed to reward executives for achievement based on a range of financial measures and individual initiatives. The program enables the Company to meet the pay for performance objective of the compensation program and to reward successful attainment of annual goals and financial objectives. Net earnings targets are used as the key financial measure to drive annual results. Each executive earns 70% of the award from the achievement of a net earnings target that, for a corporate level executive is based on consolidated net earnings, and for a division president, is based on a combination of division and consolidated net earnings. The remaining 30% of the executive’s award is based on two or three individual objectives that drive the performance of the Company or the division, as appropriate. There is a minimum earnings per share performance threshold for payment as well as a maximum payout, and if the threshold minimum earnings level is not met, then the terms of the award provide that no payment shall be made under the award. Therefore, if the pre-determined performance goals are not met, a cash award would be payable solely at the discretion of the committee.

At the beginning of each fiscal year, the committee reviews performance targets for the current year’s annual incentive plan as recommended by management. The recommendations for the performance targets are generally established based on prior year earnings performance and budgeted earnings for the next fiscal year. For corporate executives, the targets are based on the consolidated results. For fiscal 2006, the target level for diluted consolidated earnings per share was $1.51; the minimum diluted consolidated earnings per share threshold for payout was $1.29; and the maximum (200% of the target level) was payable for diluted consolidated earnings per share of $1.81. For operating division executives, the target, minimum and maximum levels were based on a blend of division and consolidated results. The committee exercises its discretion to exclude special charges and/or recoveries included in the earnings calculation. The committee also has the discretion to reduce any of the calculated awards. The table below lists each named executive officer’s base salary, incentive target as a percent of base salary and the annual incentive earned for fiscal 2006.

		2006 Annual
		Incentive
		Target as a
	2006 Base	Percent of		2006 Annual
	Salary	Base	Payout	Incentive
	($)	Salary	Percentage	Earned

Ronald A. Fromm	$850,000	80%	145.0%	$986,000
Mark E. Hood	360,000	50%	145.0%	65,300
Diane M. Sullivan	715,000	70%	145.0%	725,800
Joseph W. Wood	522,000	65%	181.8%	616,900
Gary M. Rich	500,000	60%	152.1%	456,300

Mr. Fromm, Ms. Sullivan and Mr. Hood were awarded annual incentive payouts of 145% of target based on the Company’s consolidated results, excluding special charges and recoveries, with Mr. Hood’s award being prorated based on period of service. For Mr. Wood, whose incentive award also reflects the performance of our Famous Footwear division, the payout on his annual incentive award was 181.8% of target based on a 34% increase over prior year’s operating results for the division, and reflected higher results in same store sales, gross margin rates and strong inventory management for the division. Mr. Rich’s annual incentive award reflected the success of the wholesale division, and paid out at 152.1% of target based on strong results from the Naturalizer, Women’s Private Label and Dr. Scholl’s divisions.

In setting the annual incentive awards, the committee considers the benchmark data provided by Hewitt, recommendations provided by Hewitt for each executive’s target percentage and the impact on total compensation for the individual. For the fiscal 2006 annual awards, based on Hewitt’s peer group analysis presented to the committee in December 2006, the fiscal 2006 target bonus percentages for the executives reviewed by the committee were within 10% of the median peer group value. For Mr. Fromm, Ms. Sullivan and Mr. Wood, the target bonus percentages were 9% below the median peer group value.

In granting annual incentive awards for fiscal 2007, after considering Hewitt’s benchmark data and recommendations, the committee approved an increase of 5% in the annual incentive target as a percentage of base salary for Mr. Fromm, Ms. Sullivan and Mr. Wood. For each of the named executive officers, the target percentage for the fiscal 2007 annual incentive award, and the potential payout of that award if the target performance levels are achieved, is as follows:

		2007 Annual	Target Level
	2007 Base	Incentive Target as	2007 Annual
	Salary	a Percent of Base	Incentive
	($)	Salary	Payout

Ronald A. Fromm	$850,000	85%	$722,500
Mark E. Hood	360,000	50%	180,000
Diane M. Sullivan	735,000	75%	551,250
Joseph W. Wood	532,000	70%	372,400
Gary M. Rich	510,000	60%	306,000

Creating compensation opportunities based on the performance of the Company is the preferred form of pay delivery. This element of the compensation program is most closely aligned with the external market data with additional consideration given for internal equity, individual performance and the impact on total compensation.

Long-Term Incentives

Equity awards are the primary incentive used to align the interests of the executives with those of the shareholders. Long-term incentives are awarded in the form of restricted stock, stock options and performance shares. The committee believes that long-term equity awards provide the best link between the interests of the executive and the shareholder, as well as meet the motivation and retention objectives of the compensation program.

In fiscal 2006, the committee utilized performance shares and restricted stock as the primary forms of equity awards. Stock options were not a key element in the long-term incentive awards granted in fiscal 2006, whereas in the prior year, they were 50% of the total long-term incentive award and the additional 50% was in the form of performance shares. The key drivers for making a change to the mix of long-term incentive awards included the increased emphasis on “full value” shares based on recommendations from the executive compensation consultant, and the financial statement impact of stock option expensing as required by FAS 123R. Ms. Sullivan, who had been with the Company for only two years, received stock options in 2006 to provide her with additional ownership and retention opportunities. Mr. Hood received stock options as part of his new hire compensation package to provide a mix of equity awards and shorter-term ownership opportunities.

The committee uses performance shares to motivate executives to improve earnings and sales growth over a longer term. The program measures cumulative diluted earnings per share and sales growth over a three-year performance period. Each year the committee approves a performance share program for the next three-year period. For purposes of these awards, earnings per share may be adjusted at the discretion of the committee to exclude special charges and/or recoveries. The targets for the performance share program are established by reviewing the diluted earnings per share and sales growth for the prior year, using forecasted earnings for the first year, and adding a 10% to 15% increase in earnings the second and third years.

In early 2006, the committee determined that the earnings per share targets were not met for the 2003-2005 plan, and in early 2007, determined that the earnings per share targets were not met for the 2004-2006 plan, with the result that no performance share payouts were made to executives in 2006 or 2007. The 2005-2007 performance share program, assuming exclusion of special charges and/or recoveries, is currently projected to pay out at the maximum level of 200% based on the projected achievement of $5.18 in cumulative diluted earnings per share compared to a target of $4.27, coupled with projected achievement of 11.4% compound annual sales growth compared to a sales growth target range of 7% to 9%. For the 2006-2008 performance share program, the minimum level of cumulative diluted earnings per share is $4.62 and the target level is $5.00, assuming the exclusion of special charges and/or recoveries; and the executive can earn up to 200% of the target award if cumulative diluted earnings per share exceeds $5.62 and sales growth is greater than 9%.

Restricted stock provides alignment with shareholders and an element of retention. Restricted shares are used to reward executives for individual performance and are designed to retain executives based on the assessment of their future value to the organization. Dividends are paid to the executive on the unvested shares of restricted stock. The awards made in 2006 cliff vest four years after the date of the award; and awards made prior to 2006 vested over eight years. The change to a shorter vesting period was based on a recommendation from the consultant and a change in the Company’s retention needs. When the Company was not performing, the need to provide compensation that was highly retentive was critical. As the Company continues to perform and executives are rewarded based on the performance, we are able to reduce the need for service-based compensation.

Starting in 2006, stock options as an incentive were reduced for the named executive officers, but are still provided as a means of aligning the interests of the executives with those of the shareholders. When stock options are granted on a select basis, they are typically awarded during the annual executive compensation process in March or granted at the time of a promotion or when an executive is newly hired. Stock options vest 25% per year at the end of each of the first four years following the date of the grant. Pursuant to the terms of our current incentive plan, the option exercise price is based on the average of the high and low price of the stock on the New York Stock Exchange on the grant date.

Long-term incentive awards are part of the annual compensation review process conducted by the committee. As with the other elements of the program, the executive compensation consultant reviews the external market and provides benchmark data from the group of comparator companies. The median market value indicated by Hewitt for each job is used by the committee to establish a baseline for the total value of the long-term incentives that an executive receives each year. For fiscal 2006, 50% of the baseline value was awarded in restricted stock and 50% in performance shares to provide a balance of equity awards that are performance-based and retention-oriented, while increasing the opportunity for Company ownership. Stock options were also awarded for our more recent executive appointments.

Each type of long-term incentive award is assigned a value to determine the number of shares or size of the award. The restricted stock and performance share valuations prepared by the executive compensation consultant generally equal the market price of the Company’s common stock over a multi-day period. The consultant also provides initial recommendations as to the number of shares subject to each type of award to be granted to each executive based on the market valuation, and additional input is solicited from the President, division presidents, the Chief Talent Officer and the Vice President, Total Rewards. Based on these inputs, suggested initial award levels are developed and then reviewed by Mr. Fromm. Mr. Fromm considers the individual’s performance, long-term value to the Company, current outstanding equity awards and stock ownership before he provides his recommendations to the committee. The committee reviews Mr. Fromm’s recommendation and makes appropriate adjustments before approving the awards as part of the total compensation review process.

Benefits

Our benefit programs offer financial security and protection to all eligible employees and are provided as part of a competitive total compensation package. The executives participate in the same benefit programs offered to all employees, and are also provided with additional benefits in the form of executive disability insurance and the nonqualified Supplemental Executive Retirement Plan (SERP). These additional benefits are provided because the Company’s standard programs limit benefits based on pay.

The executives receive additional disability insurance to supplement the Company-sponsored program that has a maximum of $20,000 per month. The executive disability program provides an additional $4,000 per month and the executive may be entitled to receive a catastrophic benefit of $8,000 a month. The executive pays the cost of this program and the Company reimburses the executive for the cost of the premiums.

The SERP provides pension benefits in excess of the qualified plan limits. As an element of the executive compensation program, the SERP provides retirement income that is otherwise limited by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986 and is intended to help retain key management. As originally adopted, the SERP provided benefits based on higher salary levels and also enhanced an executive’s benefits by allowing benefits based on a higher percentage of salary and an early retirement benefit (by providing a full retirement benefits at age 60 whereas the Company’s Retirement Plan provided for full benefits at age 65). Effective for 2006, the committee amended the SERP for new participants to eliminate the enhancement features, but “grandfathered” the existing SERP participants in the prior program so that existing benefits would not be lost. All of the named executive officers, with the exception of Mr. Hood, participate in the grandfathered SERP. Mr. Hood will participate in the revised SERP. The SERP is unfunded and all payments to the participants are made from the general assets of the Company.

Perquisites

Key executives also receive a limited number of commonly provided perquisites as part of the total compensation program. Personal use of corporate aircraft, financial and tax planning services, and club memberships are ongoing perquisites included in the executive compensation program.

The Company provides personal use of the corporate aircraft to the Chief Executive Officer and a limited number of key employees designated by the Chief Executive Officer. Since the demands of the executive level positions create limited opportunities for the executive to spend time on personal matters, we believe the ease and convenience provided by the corporate aircraft for personal use helps balance the amount of time the executive spends on Company business. The incremental value of the executive’s personal use of the aircraft is calculated by taking the variable cost of operating the aircraft per passenger mile and multiplying it by the executive’s total personal miles to determine the total cost of the personal trips. In addition, the calculation includes the Company’s lost tax deduction for the named executive officer’s personal use of the aircraft. Based on this calculation, the total value to the six executive officers who had personal use of the Company aircraft was $399,580.

Financial and tax planning services were added to the executive compensation program in 2004, when the committee adopted stock ownership guidelines for key executives. The committee recognized that the new requirement to own a specified amount of Company stock would create personal financial challenges for the executive and decided to offer this benefit to those executives affected by the policy to assist with the complexities involved with the increased ownership levels.

Club memberships are limited to the Chief Executive Officer, President and certain division presidents, to provide them access to a peer group of executives in the community, as well as the opportunity to meet on business issues in a social setting. A club membership was also provided in fiscal 2006 for Mr. Rosen.

Severance Agreements

Key executives are provided severance agreements as a means to ensure that a proposal for any change in control of the Company will be considered by executives objectively and with reference only to the business interests of the Company and the shareholders. The severance agreements provide reasonable security against altered employment conditions resulting from the change in control. In addition, the agreements provide general severance benefits if the Company, for any reason other than for “cause,” terminates the executive, and for Mr. Fromm only, if he terminated voluntarily for “good reason.” Severance agreements are a means to retain and attract executives in a competitive market for talent. The Company provides general severance benefits at all levels of the organization based on position and service.

During fiscal 2006, we entered into new severance agreements with Messrs. Fromm, Rich, Rosen and Wood and Ms. Sullivan. These agreements replaced the pre-existing employment agreement for Mr. Fromm and severance agreements for each of the other officers. Mr. Hood signed a severance agreement upon commencement of his employment on October 30, 2006.

The committee approved the new agreements after comparing the executive compensation consultant’s market analysis of common post-employment pay practices to the existing agreements. Based on that market analysis, the committee determined that the previous agreements provided change in control and general severance benefits that were above market practice and adopted the consultant’s recommendations to make changes that were consistent with the market analysis.

Stock Ownership Guidelines

One of the key objectives of the executive compensation program is to align the interests of executives with those of the shareholders through stock incentives. In addition to receiving stock incentives, the executives are required to retain Company stock to reinforce and strengthen the alignment with shareholders.

The Company’s stock ownership guidelines consist of a salary multiple and a retention ratio, both of which vary by position. The Chief Executive Officer is required to retain five times his annual salary in Company stock. The President, division presidents, Chief Financial Officer and Chief Talent Officer are required to retain three times their annual salary and Senior Vice Presidents have a salary multiple of two times their annual salary.

The guidelines also require the executive to retain 50% of the net gain on any stock awards until they meet the salary multiple. The Chief Executive Officer, President, Chief Financial Officer and division presidents must also retain 25% of the net gain on any stock awards until termination.

The value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in the Company’s 401(k) plan. Executives have four years to achieve the guideline and a newly hired executive does not start the four-year requirement until he or she has completed four years of service with the Company. At the end of the fiscal 2006, each of Messrs. Fromm, Rich and Wood and Ms. Sullivan had met the stock ownership guidelines.

Early Retirement Agreement

Andrew M. Rosen, our former Chief Financial Officer, retired on October 28, 2006 and entered into an Early Retirement Agreement with the Company. The retirement agreement provides for Mr. Rosen’s continued service to the Company over a two-year period (as described below), and includes additional credit under the SERP based on this service. In addition, Mr. Rosen has agreed to a two-year non-compete. The need to leverage Mr. Rosen’s experience and expertise, especially related to the investment strategy of the Company’s pension plan and his 32 years of service with the Company contributed to the committee’s decision to enter into the agreement.

Until January 31, 2009, the Company may request that Mr. Rosen provide services to the Company from time to time to advise the Company’s Investment Committee, assist in the defense of any litigation against the Company, participate in the preparation of the annual report, proxy, financial statements and other documents relating to the Company’s fiscal year ending February 3, 2007 and provide financial and investor relations consulting as required. Mr. Rosen agreed to be available to provide these services for either (i) up to a total of 100 days or (ii) eight days per month during each such 12-month period during the advisory period. Mr. Rosen’s agreement also provided that he would receive his annual incentive award for fiscal 2006 as if he had remained an employee for the full year. The target level payout for that award was set by the Compensation Committee at 65% of base salary, and based on corporate performance was paid out at 145% of target, for a payout amount of $471,300. The terms of Mr. Rosen’s agreement are described under the heading “Payments on Termination or Change in Control — Early Retirement Agreement with Andrew M. Rosen.”

Policy on Deductibility of Compensation

The committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. The annual incentive plan payment qualifies as performance-based compensation as defined in Section 162(m) because the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002 and amendments thereto, as approved by shareholders, is designed to comply with the provisions of 162(m) to ensure tax deductibility. The committee considers it important to retain flexibility to design compensation programs that are in the best interests of the company and the shareholders.

Conclusion

The executive compensation program is a critical element in driving the performance and continued success of the organization. Motivation, attraction, retention and the executive’s alignment with the interests of the shareholders are the key objectives of the program. The continued improvement in business results and increased shareholder value are driven by the performance of highly motivated executives. The ongoing analysis of the effectiveness and competitiveness of the programs along with the monitoring of the executive’s performance against key performance measures ensures the appropriate levels of compensation.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
W. Patrick McGinnis, Chair
Joseph L. Bower
Julie C. Esrey
Patricia G. McGinnis
Michael F. Neidorff

Summary Compensation

The following summary compensation table shows the compensation paid during fiscal 2006 to Mr. Fromm, Mr. Hood, the other three most highly compensated executive officers who were serving as executive officers as of February 3, 2007, and Mr. Rosen, who also served as the Company’s Chief Financial Officer during fiscal 2006. The amounts listed in “All Other Compensation” column below include amounts paid or accrued pursuant to an Early Retirement Agreement between the Company and Mr. Rosen.

The Company has not entered into any employment agreements with any of the named executive officers.

The named executive officers were not entitled to receive bonus payments for fiscal 2006 other than those described as “Non-Equity Incentive Compensation.” Amounts listed as “Non-Equity Incentive Plan Compensation,” were approved by the Compensation Committee at its March 7, 2007 meeting and were paid out shortly thereafter.

Summary Compensation Table for Fiscal 2006

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation		All Other
		Salary	Awards	Awards	Compensation	Earnings		Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)		($)(6)		($)

Current
Ronald A. Fromm	2006	$862,980	$958,232	$427,096	$986,000	$764,450		$278,576		$4,277,334
Chairman of the Board and Chief Executive Officer(7)
Mark E. Hood	2006	96,923	24,370	20,218	65,300	—		6,528		213,339
Senior Vice President and Chief Financial Officer(8)
Diane M. Sullivan	2006	718,462	898,694	395,566	725,800	167,521		92,151		2,998,194
President and Chief Operating Officer(9)
Joseph W. Wood	2006	529,885	399,153	249,198	616,900	139,936		61,022		1,996,094
President, Brown Shoe Retail and Famous Footwear(10)
Gary M. Rich	2006	507,462	237,339	122,669	456,300	146,509		14,062		1,484,341
President, Brown Shoe St. Louis Wholesale
Retired
Andrew M. Rosen	2006	377,693	(273,706)	126,509	—	—	(12)	6,773,445	(13)	7,003,941
Senior Advisor(11)
(former Executive Vice President and Chief Financial Officer)

(1)	The salary amounts reflect a 53-week fiscal year.

(2)	The amounts in the “Stock Awards” column reflect the expense recognized for financial statement reporting purposes for fiscal 2006, in accordance with FAS 123R. Stock awards include: (a) restricted stock that is subject to vesting, including amounts related to awards granted in and prior to fiscal 2006; and (b) performance share awards covering the fiscal 2005-2007 performance period at maximum (200% of target level), and those covering the fiscal 2006-2008 performance period at target level, and with no amount being recognized with respect to the fiscal 2004-2006 performance period. The amounts in this column reflect actual forfeitures, as described in note (11) below. The actual number of stock awards granted in fiscal 2006 is shown in the “Grants of Plan Based Awards” table and the terms of these awards are described in the footnotes to that table. The amounts in this column reflect the Company’s expense recognized in accordance with FAS 123R for these awards, and do not correspond to the actual value that may be recognized by the executive officer.

(3)	The amounts in the “Option Awards” column reflect the expense recognized for financial reporting purposes for fiscal 2006, in accordance with FAS 123R for awards of stock options subject to vesting, except that the impact of expected forfeitures has been excluded from this table, and reflects amounts related to stock options granted in and prior to fiscal 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual number of option awards granted in fiscal 2006 is shown in the “Grants of Planned Based Awards” table and the terms of the option awards are described in the notes to the Grants of Plan-Based Awards table. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2006, 2005, 2004, 2003, and 2002, respectively; risk-free interest rates of 4.7%, 4.2%, 3.5%, 3.3% and 4.9%; dividend yields of 1.0%, 1.2%, 1.0%,1.3% and 2.2%; volatility factors of the expected market price of the Company’s common stock of 42%, 44%, 43%, 46% and 47%; and a weighted average expected life of the option of seven years. The weighted average fair value of options granted during 2006, 2005, 2004, 2003 and 2002, as adjusted for our recent stock split, was $10.37, $7.11, $7.63, $6.09 and $3.61 per share, respectively. The estimated fair value of the options is amortized to expense over the options’ vesting period. These amounts reflect the Company’s expense for these awards recognized in accordance with FAS 123R, and do not correspond to the actual value that may be recognized by the executive officers.

(4)	Amounts shown in “Non-Equity Incentive Plan Compensation” column reflect the annual incentive award granted at the beginning of fiscal 2006, earned based on performance during fiscal 2006 and paid in fiscal 2007. These annual awards are described in further detail under the heading “Annual Incentive Plan” in the Compensation Discussion and Analysis and are also reflected in the table “Grants of Plan-Based Awards” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

(5)	The Company does not pay “above market” interest on non-qualified deferred compensation; therefore, the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflects the change in accrued pension value only and is measured as of December 31, 2006 and compared to the value as of December 31, 2005. The amounts shown in this column are an estimate of the increase in the actuarial present value of the age 65 retirement accrued benefit under the Company’s tax-qualified retirement plan that covers all employees and of the age 60 accrued benefit for the Supplemental Executive Retirement Plan (“SERP”) that covers only selected executives. The change in actuarial value reflects the increase in value due to an additional year of credited service, increase in compensation level, increase in participant’s age, and changes in the actuarial assumptions between December 31, 2005 and December 31, 2006. These pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation. This column includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(6)	“All Other Compensation” reflects for each named executive officer, valued at the Company’s incremental cost to provide the following benefits, none of which individually exceeded $25,000: (a) matching contributions of $7,700 allocated by the Company to each of the named executive officers pursuant to the Company’s 401K Plan, except for Mr. Hood, who is not yet eligible to participate; (b) supplemental executive disability insurance (based on Company reimbursement and included on individual’s W-2); (c) financial and tax planning services (based on Company cost or reimbursement); and (d) executive physical (based on Company cost or reimbursement).

The amounts shown in this column also include the Company’s incremental cost for personal use of Company aircraft in fiscal 2006. The incremental cost to the Company of personal use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering, landing /ramp fees, crew travel expenses, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to determine an average variable cost per mile. This average variable cost per mile is then increased by the Company’s lost tax deduction per mile, and this adjusted variable cost per mile is multiplied by the miles flown for personal use (including additional miles for “dead-head” flights when the aircraft returns empty) to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ salaries, acquisition lease cost of the plane, and non-trip related hangar expenses. Personal use of the corporate aircraft is included on the executive’s W-2 as taxable compensation using the Standard Industry Fare Level published by the Internal Revenue Service, which is lower than the Company’s full actual cost. As a result, the Company’s tax deductions on its federal tax return are limited to the SIFL rate and the Company foregoes the benefit of a tax deduction on the difference.

(7)	For Mr. Fromm, “All Other Compensation” includes the benefits of personal use of Company-paid club membership; the Company’s incremental cost for a trip and related airfare made available to management employees and their guests, plus “gross-up” amount to cover taxes on this benefit, and with the combined amount included on Mr. Fromm’s W-2; the Company’s incremental cost for Mr. Fromm’s wife to attend a board meeting; and $242,733 related to personal use of corporate aircraft.

(8)	Mr. Hood joined the Company on October 30, 2006, and “All Other Compensation” includes the benefit of $6,528 related to personal use of corporate aircraft.

(9)	Ms. Sullivan served as the Company’s President until April 1, 2006, when she was appointed to the additional position of Chief Operating Officer. For Ms. Sullivan, “All Other Compensation” includes the benefit of $81,123 related to personal use of corporate aircraft.

(10)	Mr. Wood served as the President—Famous Footwear until August 2006, when his responsibilities and title changed to the titled listed in the table. For Mr. Wood, “All Other Compensation” includes the benefits of shoes from our Famous Footwear chain without cost, personal use of a Company-paid club membership, and $44,862 related to personal use of corporate aircraft.

(11)	Mr. Rosen was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer effective April 1, 2006. Mr. Rosen resigned from his executive officer role effective October 28, 2006, and now serves as a Senior Advisor pursuant to the terms of an Early Retirement Agreement described under the heading “Payments on Termination or Change in Control — Early Retirement Agreement with Andrew M. Rosen.” In connection with Mr. Rosen’s retirement, he forfeited 34,312 shares of non-vested restricted stock, stock options covering 38,533 shares, and performance share awards granted in 2004, 2005 and 2006. The forfeiture of unvested restricted stock resulted in an expense reduction of $80,112 and the forfeiture of outstanding performance share awards resulted in an expense reduction of $193,594 for FAS 123R purposes on the Company’s financial statements.

(12)	Due to an increase in the discount rate and Mr. Rosen’s early retirement prior to age 60, there was a net decrease in the present value of Mr. Rosen’s retirement and SERP accounts. This column does not reflect the increase in Mr. Rosen’s SERP account due to additional credited service and age provided for in his Early Retirement Agreement, as the full present value of his SERP benefits, including previously accrued benefits and the retirement-related enhancements, is included in the “All Other Compensation” column.

(13)	As described more fully under the heading “Payments on Termination or Change in Control — Early Retirement Agreement with Andrew M. Rosen,” Mr. Rosen’s Early Retirement Agreement entitled him to post-retirement benefits through January 31, 2009, all of which are included as “All Other Compensation” and are payable in fiscal 2007 and 2008: (a) $471,300, which is the non-equity annual incentive compensation that he would otherwise have been paid had he remained an executive officer through the end of the fiscal 2006; (b) $134,400 of advisory fees for the period from the retirement date through the end of fiscal 2006; (c) $2,650,000 of advisory fees for fiscal 2007 and fiscal 2008; and (d) $25,249 for club dues, Company’s cost to provide medical and health insurance to Mr. Rosen and his eligible dependents, and financial planning. Mr. Rosen is also entitled in April 2007 to a distribution under the Company’s SERP in the amount of $3,469,782, although he would have been entitled to a distribution of approximately $1.9 million from the SERP if the Early Retirement Agreement had not been in place. This SERP payout amount is shown in the Pension Benefits table as discounted to its December 31, 2006 present value, and includes the present value of SERP benefits accumulated in prior years. For fiscal 2006, in addition to the benefits available to all of the named executive officers itemized in note (6) above, the “All Other Compensation” column also includes an imputed benefit of $22,714 attributable to Mr. Rosen’s personal use of corporate aircraft, pursuant to the calculation methodology explained in note (6) above.

Grants of Plan-Based Awards

Pursuant to our Incentive and Stock Compensation Plan of 2002, as amended (“2002 Incentive Plan”), we granted both cash and equity incentive awards. The cash incentive awards are granted as an annual incentive, subject to a minimum performance threshold. The performance share awards cover a three-year performance period, so that there are three overlapping performance share awards outstanding at any time. Performance share awards are payable in stock, although the Company has the option to pay the cash equivalent amount. In fiscal 2006, restricted stock awards were granted to each of the named executive officers, and certain executive officers were also granted stock options. The Compensation Committee administers these awards and generally grants stock and other incentive awards at the committee’s first regularly scheduled quarterly meeting in connection with its review of executives’ performance during the previous year; for new hires and promotions, mid-year grants are generally made at the next following meeting of the Compensation Committee. Options are granted as of the date of committee approval unless a later date is specified by the committee.

The following table shows information with respect to awards granted to the named executive officers during the past fiscal year under the 2002 Incentive Plan, with option exercise price, closing stock price and grant date fair value adjusted for the recent stock split:

Grants of Plan-Based Awards

								All Other	All Other			Grant
								Stock	Option			Date Fair
								Awards:	Awards:	Exercise	Closing	Value of
								Number	Number of	or Base	Stock	Stock
		Estimated Possible Payouts			Estimated Future Payouts			of Shares	Securities	Price of	Price on	and
		Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			of Stock	Underlying	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Share)(6)	($/Share)	($)(7)

Current
Ronald A. Fromm	3/2/06	$340,000	$680,000	$1,360,000	-0-	33,750	67,500	33,750	—	—	—	$1,431,135
Mark E. Hood(8)	12/6/06	22,500	$45,000	90,000	-0-	5,625	11,250	7,500	15,000	$32.91	$32.66	664,854
Diane M. Sullivan	3/2/06	250,250	$500,500	1,001,000	-0-	28,125	56,250	28,125	22,500	21.20	21.17	1,415,708
Joseph W. Wood	3/2/06	169,650	$339,300	678,600	-0-	11,250	22,500	9,000	—	—	—	429,341
Gary M. Rich	3/2/06	150,000	300,000	600,000	-0-	9,000	18,000	6,750	—	—	—	333,932
Retired
Andrew M. Rosen(9)	3/2/06	162,500	325,000	650,000	-0-	20,250	40,500	20,250	—	—	—	858,681

(1)	These amounts show the range of payouts for the annual cash incentive “bonus” established in March 2006 (except for Mr. Hood, who received his grant in October 2006 upon commencement of employment). The “Threshold” column reflects the minimum payment level under the Company’s annual incentive program, which is 50% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the amount shown in the “Target” column. These amounts were based on the individual’s then-current salary and position. See discussion of annual incentive cash awards under the caption “Annual Incentive Plan” in the Compensation Discussion and Analysis. Mr. Hood’s award was guaranteed at target level and payable at a maximum of 200% of target, and his award was prorated to reflect his service during only three months of fiscal 2006. Based on the metrics described, to the extent earned, these awards were paid in March 2007 and are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	These columns show the range of share payouts under the long-term performance share awards granted in fiscal 2006 with respect to performance over fiscal 2006 to 2008. To the extent the Company’s performance exceeds the threshold performance criteria, a varying amount of shares of common stock up to the maximum will be earned. There is no minimum or threshold level payout for these awards. The amounts shown as Estimated Future Payouts reflect the performance share awards at the target level and at the maximum level, which is 200% of such target amount. See discussion of long-term incentive awards under the caption “Long-Term Incentives” in the Compensation Discussions and Analysis. Based on Company performance in fiscal 2006 and the probability of payout, the Summary Compensation Table, in the column entitled “Stock Awards,” includes compensation for participants for the performance share awards granted in fiscal 2006 at the target number of shares. The actual number of shares that will be paid out at the end of the performance period, if any, cannot presently be determined shares because the shares earned will be based upon our future performance. If our performance is below the threshold level, then no shares will be earned.

(3)	The grant date is the date the board or compensation committee approved the award.

(4)	The amounts shown in the “All Other Stock Awards” column reflect shares of restricted stock granted in fiscal 2006, which vest in full four years after the date of grant based on continued service, with accelerated vesting in the event of a “change in control” of the Company as defined in the 2002 Incentive Plan. Dividends are paid on shares of restricted stock, when and if declared, at the same rate as paid to all shareholders. These amounts do not reflect awards forfeited, if any, during the year.

(5)	The amounts shown in the “All Other Option Awards” column reflect stock options granted in fiscal 2006, which are for a term of ten years and vest in four equal annual installments based on continued service, with accelerated vesting in the event of a “change in control” of the Company as defined in the 2002 Incentive Plan.

(6)	The stock option exercise price is based on the average of the high and low price for the Company’s common stock on the grant date.

(7)	Grant Date Fair Value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the average of the high and low price of the Company’s common stock on the grant date, which was the date of Compensation Committee approval; (b) for option awards, by using the Black-Scholes option pricing model, as described in note 15 to the Company’s audited financial statements for fiscal 2006 included in the Company’s Annual Report. This value does not reflect estimated forfeitures or awards actually forfeited during the year. The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the market price of the common stock on the date the option is exercised. The actual value realizable by the executive with respect to a grant of restricted stock depends on the market value of the shares when the executive sells the shares following lapse of restrictions.

(8)	At the next scheduled Compensation Committee meeting held following Mr. Hood’s employment with the Company, Mr. Hood received a grant of options to purchase 15,000 shares of Company common stock with an exercise price equal to the average of the high and low prices for the Company’s common stock on the grant date, and a grant of restricted stock with restrictions to lapse four year after the grant date.

(9)	This table does not reflect Mr. Rosen’s forfeiture of his equity-based awards. Upon Mr. Rosen’s retirement, his outstanding unvested options for 38,533 shares, 34,312 shares of unvested restricted stock, and participation in the 2005 and 2006 performance share awards were terminated. Pursuant to his Early Retirement Agreement, Mr. Rosen was granted the right to receive the full year amount of his non-equity annual incentive award for fiscal 2006, which is included in the “All Other Compensation” column in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options and other equity-based awards held by the named executive officers as of February 3, 2007, our fiscal year-end, all as adjusted for the recent stock split.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
						Number	Market	Number of	Value of
						of Shares	Value of	Unearned	Unearned
		Number of	Number of			or Units of	Shares or	Shares, Units	Shares,
		Securities	Securities			Stock	Units of	or Other	Units or
	Grant	Underlying	Underlying	Option		That Have	Stock That	Rights That	Other Rights
	Date or	Unexercised	Unexercised	Exercise	Option	Not	Have Not	Have Not	That Have
	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Period	Exercisable(1)	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)	(#)(5)	($)(6)

Current
Ronald A. Fromm	1/11/1999	9,144	—	$7.49	1/11/2009
	3/2/2000	93,760	—	4.76	3/02/2010
	3/6/2002	90,000	—	8.04	3/06/2012
	3/6/2003	84,375	28,125	11.37	3/06/2013	11,250	$405,525
	3/4/2004	22,500	22,501	17.34	3/04/2014
	3/3/2005	22,500	67,500	14.91	3/03/2015
	3/2/2006					33,750	1,216,575
	1/30/05-2/2/08							90,000	$3,244,200
	1/29/06-1/31/09							33,750	1,216,575

Mark E. Hood	12/6/2006	—	15,000	32.91	12/6/2016	7,500	270,350	5,625	202,763

Diane M. Sullivan	1/2/2004	84,375	28,125	16.54	1/2/2014	56,250	2,027,625
	3/3/2005	11,250	33,750	14.91	3/3/2015
	3/2/2006	—	22,500	21.20	3/2/2016	28,125	1,013,813
	1/30/05-2/2/08							67,500	2,433,150
	1/29/06-1/31/09							28,125	1,013,813

Joseph W. Wood	2/7/2002	47,781		6.75	2/7/2012	11,250	405,525
	3/6/2003	50,624	16,875	11.37	3/6/2013	5,623	202,690
	3/4/2004	16,875	16,876	17.34	3/4/2014
	3/3/2005	11,250	33,750	14.91	3/3/2015
	3/2/2006					9,000	324,420
	1/30/05-2/2/08							45,000	1,622,100
	1/29/06-1/31/09							11,250	405,525

Gary M. Rich	1/7/1998	8,080	—	6.31	1/7/2008
	5/28/1998	15,709	—	7.50	5/28/2008
	3/4/1999	7,450	—	6.51	3/4/2009	2,813	101,399
	5/27/1999	5,625	—	8.86	5/27/2009
	3/2/2000	15,525	—	4.76	3/2/2010
	3/6/2002	33,751	—	8.04	3/6/2012
	5/23/02					5,625	202,763
	3/6/2003	12,656	4,220	11.37	3/6/2013
	3/4/2004	8,437	8,439	17.34	3/4/2014
	3/3/2005	8,437	25,312	14.91	3/3/2015
	3/2/2006					6,750	243,315
	1/30/05-2/2/08							22,500	811,050
	1/29/06-1/31/09							9,000	324,420

Retired
Andrew M. Rosen(7)		—	—			—	—	—

(1)	All options listed in the table have a term expiring ten years after the grant date and vest based on service at a rate of 25% on each anniversary of the grant date over the first four years of the ten-year option term.

(2)	The stock option exercise price is based on the average of the high and low price for the Company’s common stock on the grant date.

(3)	Grants of restricted stock made during 1999 through 2005 vest on anniversary dates as to 50% of the shares after four years from the date of the grant, an additional 25% after six years and the remaining 25% after eight years. Grants of restricted stock made in fiscal 2006 cliff vest at the end of the fourth year following grant.

Year of Grant	Vesting as to 50%	Vesting as to Additional 25%	Vesting as to Additional 25%	Vesting as to 100%

1999	Already vested	Already vested	2007	2007
2002	Already vested	2008	2010	2010
2003	2007	2009	2011	2011
2004	2008	2010	2012	2012
2005	2009	2011	2013	2013
2006	—	—	—	2010

(4)	The market value of unvested restricted stock is calculated by multiplying the number of unvested shares by $36.05, the closing price for our common stock at February 2, 2007, the last trading day of fiscal 2006.

(5)	Performance share awards granted in fiscal 2004 to cover the performance period of fiscal 2004-2006 did not meet the performance threshold required for payment; accordingly, no payout was made for these awards and they expired as of fiscal 2006 year-end. Performance share awards granted in 2005 and 2006 do not vest until completion of the performance period, and the amount ultimately earned depends on whether we have met applicable performance criteria. Based on the probability of meeting these criteria, performance share awards for the performance period of fiscal 2005-2007 are shown at maximum level and performance share awards granted for the performance period of fiscal 2006-2008 are shown at target level. A description of our performance share awards is included under the heading “Long-Term Incentives” in the Compensation Discussion and Analysis.

(6)	The market value of the long-term awards is calculated by multiplying the number of unvested shares subject to the award by $36.05, the closing price of our stock on February 2, 2007, the last trading day of fiscal 2006.

(7)	In connection with his retirement on October 28, 2006, all of Mr. Rosen’s outstanding unvested stock options, unvested restricted stock and long-term performance share awards terminated.

Option Exercises and Stock Vested

The following table shows information regarding options exercised and vesting of restricted stock during fiscal 2006, and the “value realized” is calculated prior to payment of applicable withholding tax. No shares vested in fiscal 2006 in connection with long-term performance share awards. All Company share numbers have been adjusted for the recent stock split.

	Option Awards				Stock Awards
	Number of Shares		Value Realized on		Number of Shares	Value Realized on
	Acquired on Exercise		Exercise		Acquired on Vesting	Vesting
Name	(#)		($)		(#)(1)	($)(2)

Current
Ronald A. Fromm	343,723	(3)	$6,432,969	(3)	33,750	$1,069,513
	2,500	(4)	18,825	(4)
Mark E. Hood	—		—		—	—
Diane M. Sullivan	—		—		—	—
Joseph W. Wood	19,719	(3)	319,799	(3)	11,250	221,700
Gary M. Rich	105,114	(3)	1,517,078	(3)	5,625	141,056
Retired
Andrew M. Rosen	226,977	(3)	3,447,036	(3)	5,625	141,056
	2,500	(4)	18,825	(4)

(1)	Includes shares of restricted stock that were granted in prior years and vested in fiscal 2006 based on service.

(2)	The value realized on the vesting of restricted stock is calculated by multiplying the number of shares vested by the average of the high and low price of the Company’s stock on the vesting date. This value includes the value of shares that were withheld to pay taxes and were not issued.

(3)	Represents exercise of options to purchase the Company’s common stock; the value realized is calculated by multiplying the number of options exercised by the difference between the average of the high and low price for the stock on the exercise date and the exercise price for the shares exercised.

(4)	These option exercises relate to common stock of Shoes.com, Inc., one of our subsidiaries, and occurred in connection with a corporate reorganization of Shoes.com, Inc. in which a portion of the outstanding common stock as well as outstanding options to purchase common stock under the Shoes.com, Inc.’s Amended and Restated 2000 Stock Option/Stock Issuance plan were cashed out at $11.50 per share less the exercise price of $3.97 per share.

Retirement Plans

Pension Plan

The named executive officers are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan (“Retirement Plan”) after twelve months’ employment, working at least 1,000 hours and the attainment of 21 years of age. Plan Participants who have completed five continuous years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. If the Plan Participant retires between the ages of 55 and 65, the amount of monthly pension benefit is reduced 1/15 for each of the five years and 1/30 for each of the next five years that commencement of payment precedes age 65.

The amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service. Generally, a participant receives credit for one year of service for each 365 days of full-time employment as an eligible employee with the Company, up to 35 years. A service credit of .825% is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed “covered compensation”, which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425 percent is applied to that portion of the average salary during those five years that exceeds said level. Annual earnings covered by the retirement plan consist of wages, salaries, commissions, bonuses based on a percentage of salary, and employee deferrals to a 401(k) plan, and all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($220,000 in 2006)).

The accumulated benefit a participant earns under the Retirement Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity on the participant’s life, joint and survivor annuity, 10 year annuity, Social Security supplement, and, only for benefits accrued before December 31, 1993, a lump sum payment. All forms of benefit are actuarially equivalent to the single life annuity.

Supplemental Executive Retirement Plan (SERP)

Certain key management employees who are participants in the Pension Plan, including the named executive officers, are also eligible to participate in our SERP. The basic purpose of the SERP is to enable highly paid executives to increase their pension benefits to a level commensurate with their earnings levels. More specifically, the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($175,000 in 2006) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($220,000 in 2006). For this reason, the Company maintains the SERP as a “non-tax qualified” plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. Thus, the SERP replaces a benefit that higher-earning employees lose under the tax-qualified pension plan. In addition, certain terms of the SERP enhance the benefits in favor of the employees, such as: an increase in the benefit formula for salary in excess of Covered Compensation (from 1.425% to 1.465%); a lump sum payment as to all benefits payable; an unreduced early retirement benefit at age 60 (for executives who commenced participation prior to 2006); immediate payment in the event of a change of control and increased death benefits (from 50% to 75% in the event of death prior to age 55 and from 50% to 100% in the event of death after age 55). The SERP is unfunded and all payments to a participant will be made from our general assets; accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

Pension Benefits Table

The table below quantifies the benefits expected to be paid from the Company’s two defined benefit pension plans (the Retirement Plan and the SERP) for the named executive officers as of December 31, 2006.

		Number of	Present Value of	Payments During
		Years Credited	Accumulated	Last Fiscal Year
Name	Plans	Service (#)	Benefit ($)(1)(2)	($)

Current
Ronald A. Fromm(3)	Retirement Plan	20.2	$324,313	—
	SERP	20.2	3,915,446	—
Mark E. Hood	Retirement Plan	—	—	—
	SERP	—	—	—
Diane M. Sullivan(4)	Retirement Plan	2.9	37,870	—
	SERP	2.9	307,354	—
Joseph W. Wood(4)	Retirement Plan	4.9	97,488	—
	SERP	4.9	369,736	—
Gary M. Rich(5)	Retirement Plan	16.7	274,994	—
	SERP	16.7	1,615,538	—
Retired
Andrew M. Rosen(6)	Retirement Plan	32.5	280,817	$288,931
	SERP	34.7	3,417,283	—

(1)	For the Retirement Plan, the calculation of present value of the accumulated benefit assumes each participant’s age at 65, the age at which retirement may occur without any reduction in benefits, discounted to December 31, 2006 using a discount rate of 6%, that the benefits accrued after 1993 are payable as a single life annuity, post-retirement mortality based on the RP2000 combined table projected to 2010 using Scale AA, and that benefits accrued pre-1994 are paid as a lump sum using an interest rate of 4.75%.

(2)	For the SERP, the present values are calculated based on a lump sum form of payment using a lump sum interest rate of 4.75%, discounted to December 31, 2006 using a discount rate of 6%; except for Mr. Rosen, this calculation assumes normal retirement at age 60, the age at which retirement may occur without any reduction in benefits.

(3)	Mr. Fromm is currently eligible for early retirement, and if he had left the Company as of December 31, 2006, he would have been eligible for a lump sum payment from the SERP of approximately $3,035,389.

(4)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(5)	Mr. Rich is currently eligible for early retirement, and if he had left the Company as of December 31, 2006, he would have been eligible for a lump sum payment from the SERP of approximately $1,205,947.

(6)	In connection with his early retirement on October 28, 2006 at age 56, pursuant to his Early Retirement Agreement described under the heading “Payments on Termination or Change in Control — Early Retirement Agreement with Andrew M. Rosen,” under the SERP, Mr. Rosen became entitled to receive two additional years of credited service and was credited for an additional two years on his age which resulted in a $1,478,782 increase in present value to his SERP account as of December 31, 2006 Also, Mr. Rosen’s SERP benefit as of December 31, 2006 is calculated assuming a lump sum payout in April 2007, which is when he is expected to receive this payout. The anticipated actual amount of Mr. Rosen’s full SERP payout in April 2007 is included in “All Other Compensation” in the Summary Compensation Table.

Savings Plan

Substantially all of our salaried employees, including the named executive officers, are eligible to participate in the Brown Shoe Company, Inc. 401(k) Savings Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute the lesser of up to 30% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. Annual salary includes salary, commissions, wages, overtime pay, foreign service premium payments, bonuses paid under a formal bonus program and before-tax amounts contributed to this plan or a Section 125 Cafeteria Plan. The Company will match 75% on the first 2% of pay that is contributed to the Savings Plan and 50% of the next 4% of pay contributed. The matching contributions are in the form of Brown Shoe stock. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Company stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum or installments after termination of service. However, loans and in-service distributions under certain circumstances, such as hardship, are permitted. Employee contributions to the Savings Plan are fully-vested upon contribution while matching contributions are subject to a 3-year vesting requirement.

Non-Qualified Deferred Compensation

In fiscal 2006, all of the named executive officers participated in the SERP except for Mr. Hood, who is not yet eligible. The Company does not maintain a non-qualified defined contribution plan.

The SERP is an unfunded plan; and during fiscal 2006 neither the Company nor any of the named executive officers made contributions and there were no earnings, withdrawals or distributions on behalf of the named executive officers. Accordingly, the Summary Compensation Table does not attribute to the named executive officers either annual compensation nor earnings on the SERP.

Payments on Termination or Change in Control

The Company is not a party to any employment agreements with its current named executive officers, although it does have Severance Agreements with each of them. As described in more detail below, these severance agreements provide benefits in certain situations following a change of control, and provide different benefits for certain terminations not related to a change in control. In addition, our incentive plans pursuant to which our stock options, restricted stock, performance share awards and annual incentive awards are issued, contain provisions for accelerated vesting of awards in the event of a change in control, and our SERP provides that a participant will be entitled to a full pay-out within 30 days following a change in control.

Severance Agreements

The Severance Agreements with our current named executive officers are for a three-year term that is automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreements for Mr. Fromm, Ms. Sullivan, Mr. Wood and Mr. Rich terminate on March 31, 2009, and the agreement for Mr. Hood terminates on October 29, 2009.

Regardless of the reason for termination, the Severance Agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the U.S. footwear industry or interfering with the Company’s customer relationships. In addition, if any payment to the executive would subject the executive to excise tax under Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional payment in an amount sufficient to compensate him or her therefore. The executive officers are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control.

The Severance Agreements provide no benefits in the event of a voluntary termination.

Termination Not Related to Change in Control.  The Severance Agreements for our named executive officers provide that if the executive is terminated by the Company without cause prior to a change in control or more than 24 months after a change in control, the executive will be entitled to receive:

•	a lump sum cash payment following termination equal to 200% of the sum of executive’s base salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target bonus for the year of termination;

•	a lump sum cash payment equal to executive’s prorated target bonus for the year of termination;

•	continued coverage under the medical and dental plans for 18 months, followed by a cash payment equal to the company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over the two-year period following termination; and

•	outplacement services.

All of these benefits are also applicable to Mr. Fromm if he voluntarily terminates his employment within 90 days after good reason (such as reduction in salary or position, relocation of principal office without employee’s consent, or material increase in travel), unless his decision to terminate for good reason is within 24 months after a change in control, in which event he is entitled to receive the benefits described below.

Termination Following a Change in Control.  The Severance Agreements for our named executive officers provide benefits following a change in control which are based on a dual trigger; that is, there must be a change in control and within a certain period of time there must be a an involuntary termination of employment. If a change of control occurs and within 24 months after a Change in Control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after “good reason”, the executive officer will be entitled to receive:

•	lump sum cash payment equal to 300% of the sum of executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target bonus for the year of termination;

•	lump sum cash payment equal to the executive’s prorated target bonus for the year of termination;

•	continued coverage under the medical and dental plans for 18 months followed by a cash payment equal to the Company’s cost for an additional 18 months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional three years of credited service under the SERP; and

•	tax gross-up payment if any payment to the executive would subject executive to excise tax under Section 4999 of the Internal Revenue Code.

Following a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforcing their rights under the agreement.

Key Definitions

A “change in control” for purposes of the Severance Agreements generally consists of any of the following:

•	any person acquires 30% or more of the Company’s common stock (other than acquisitions directly from the Company); or

•	The incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•	the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than fifty (50) miles from executive’s principal place of business on the Effective Date, or from such location to which Employee may transfer with executive’s consent after the Effective Date;

•	a material increase in the amount of time executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the Severance Agreement, or

•	a material breach of the Severance Agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company, or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance, using prescription medications unlawfully; or abuse of alcohol.

Benefits Under Company Plans Following a Change in Control

Under the SERP, a “change in control” generally consists of any of the following: any person acquires more than 25 percent of the Company’s common stock through a tender offer, exchange offer or otherwise; the Company is liquidated or dissolved following a sale of substantially all assets; or the Company is not the surviving parent corporation following a merger or consolidation.

In the event of a change in control, the Company shall determine the lump sum actuarial equivalent of the benefit payable under the SERP as if the employee retired as of the date of the change in control and shall pay such amount to the individual within 30 days after such date. For participants who have not attained age 60, the SERP early retirement benefit is determined as if the participant was age 60 as of the change in control, and the benefit is actuarially reduced to reflect the participant’s actual age as of the change in control.

Pursuant to the 2002 Incentive Plan, a change in control would result in acceleration of the vesting of restricted stock and of options, as well as payment of a prorated amount at target level for outstanding performance shares awards and the annual incentive cash bonus . Pursuant to the 2002 Incentive Plan, a “change in control” is defined similarly to the Severance Agreements, and results when: any person acquires 30% or more of the Company’s common stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity.

Early Retirement Agreement with Andrew M. Rosen

On October 9, 2006, Andrew M. Rosen, then serving as the Company’s Executive Vice President and Chief Financial Officer, entered into an Early Retirement Agreement (the “Agreement”) that provided for a retirement date no later than February 3, 2007 and a subsequent role as a senior advisor. In accordance with the Agreement, in anticipation of the Company’s hiring Mark E. Hood as Chief Financial Officer, Mr. Rosen retired effective October 28, 2006 (“Retirement Date”).

The Agreement also provided that for a period of two fiscal years, from February 4, 2007 until January 31, 2009 (the “Advisory Period”), Mr. Rosen would serve as a senior advisor to the Company. During the Advisory Period, the Company may from time to time request that Mr. Rosen provide services to the Company, including, without limitation, advising the Company’s Investment Committee; assisting in the defense of any litigation against the Company and/or prosecution of any claims by the Company; participating in the preparation of the annual report, proxy, financial statements, and other documents relating to the Company’s fiscal year ending February 3, 2007 and providing financial and investor relations consulting as required. Mr. Rosen has agreed to be available to provide these services for either (i) up to a total of 100 days or (ii) eight days per month during each such 12-month period during the Advisory Period, provided he will not be required to perform these services during any period in which he is disabled as defined in the Company’s long-term disability plan.

In connection with Mr. Rosen’s retirement and the foregoing services, his compensation and benefits are as follows:

•	Cash compensation of $471,300, which represents the non-equity incentive award for fiscal 2006 that Mr. Rosen would have been entitled to had he been an employee for the full year;

•	Cash compensation of $134,400, which equals an effective salary continuation of $9,600 per week from the Retirement Date through the end of fiscal 2006;

•	Cash compensation of $110,416.67 per calendar month, for which the aggregate amount payable during the two-year period is $2,650,000;

•	Pension payments to which Mr. Rosen is entitled to under the Company’s SERP to be determined as of the Retirement Date except that for purposes of calculating retirement benefits under the Company’s SERP, he will receive service credit through the end of the advisory period, the assumed eligible compensation will be $825,000 per year, his assumed age as of the Retirement Date will be 58 (rather than his actual age of 56) and a discount rate of 4.68% will be used to calculate the present value of his benefit. As a result of the increased service credit and age, Mr. Rosen’s SERP benefit increased by $1,479,000. Based on all of these assumptions Mr. Rosen’s total SERP benefit had a present value of $3,417,283 at December 31, 2006;

•	Medical and dental coverage will be provided by the Company to Mr. Rosen and his eligible dependents at the same cost he would be required to pay if he remained an employee, with such coverage to be provided until the earlier of eighteen months after his Retirement Date or until he becomes employed with another employer and is eligible to receive medical and/or dental coverage under another employer-provided plan. Provided that medical or dental coverage has not previously been terminated prior to the end of the 18-month period, the Company will pay Mr. Rosen a lump sum amount in cash equal to the aggregate amount above the employee contribution level that would be payable by the Company for such coverage (using the COBRA rate) during the then remaining period of time during the Advisory Period on the last day of such 18-month period;

•	Payment of regular, monthly club dues from date of termination through the end of the Advisory Period; and

•	Payment of $2,000 on each of August 6, 2007 and April 1, 2008 for any financial planning expenses and/or tax preparation services that he may incur.

The full amount of all of the above benefits during the Advisory Period is included in the “All Other Compensation” column in the Summary Compensation Table.

In the event of Mr. Rosen’s death during the Advisory Period, all obligations of the Company to pay the foregoing medical and dental coverage and perquisites shall cease and the Company will be required to pay any remaining unpaid amounts relating to his provision of the services to the Company prior to and during the Advisory Period to his designated beneficiary or estate in a lump sum and any remaining amounts not yet paid under the Company’s Retirement Plan or Executive Retirement Plan shall be paid out in accordance with the terms of such plans.

Pursuant to the Agreement, Mr. Rosen has agreed not to compete with the Company or solicit any employees of the Company during the Advisory Period and not to use, except in connection with the performance of his responsibilities for the Company, or to disclose to any third party any confidential information of the Company.

Estimate of Severance Payments and Benefits

The following table estimates potential payments upon termination as if our current named executive officers had terminated as of February 2, 2007 (the last business day of fiscal 2006), due to a change in control or other termination covered by the Severance Agreements as well as our 2002 Incentive Plan. The table reflects termination scenarios covered by the Severance Agreements and the benefits receivable that are not available to all employees as a group. To the extent described above under the applicable circumstances, it assumes: (1) the change in control occurred on February 2, 2007; (2) annual cash incentive awards were fully earned and payable at target for fiscal 2006; and (3) a stock price of $36.05 (the closing price for our common stock on February 2, 2007, as adjusted for the recent stock split). This table does not include the present value of additional pension plan and SERP benefits indicated in the “Present Value of Accumulated Benefit” column of the “Pension Benefits” table.

	Estimate of Severance Payments and Benefits
				Continuation
	Cash	Incremental	Acceleration	of Medical/		Total
	Severance	SERP	of Equity	Dental	Outplacement	Termination
	Payment ($)(1)	Benefit ($)(2)	Awards ($)(3)	Benefits ($)(4)	Services ($)	Benefits ($)

Ronald A. Fromm
Involuntary or good reason termination unrelated to change in control (CIC)	$3,740,000	—	$2,268,862	$12,168	$30,000	$6,051,030
Involuntary or good reason termination after CIC	5,265,811	$1,677,262	6,732,100	18,252	30,000	13,723,425
Mark E. Hood
Involuntary termination unrelated to CIC	1,260,000	—	23,628	12,168	20,000	1,315,796
Involuntary or good reason termination after CIC	1,798,891	—	385,091	18,252	20,000	2,222,234
Diane M. Sullivan
Involuntary termination unrelated to CIC	2,931,500	—	2,221,125	12,168	20,000	5,184,793
Involuntary or good reason termination after CIC	4,143,917	514,834	6,657,025	18,252	20,000	11,354,028
Joseph W. Wood
Involuntary termination unrelated to CIC	2,061,900	—	1,511,813	12,168	20,000	3,605,881
Involuntary or good reason termination after CIC	2,921,110	678,435	3,594,685	18,252	20,000	7,232,482
Gary M. Rich
Involuntary termination unrelated to CIC	1,900,000	—	857,993	12,168	20,000	2,790,161
Involuntary or good reason termination after CIC	2,698,152	824,800	1,993,268	18,252	20,000	5,554,472

(1)	The Severance Agreements with the named executive officers entitle them to a two times multiple of salary and target bonus following certain covered terminations unrelated to a change in control, and a three times multiple after a change in control, as more fully described under the heading “Payments on Termination or Change in Control — Severance Agreements.”

(2)	Incremental SERP benefit represents the present value of an incremental non-qualified pension benefit of three years of service credit, assuming a lump sum payment at December 31, 2006, and an enhanced early retirement benefit; this benefit is available for a covered termination after a change in control.

(3)	The amounts in this column represent the value of accelerated stock options, restricted stock and performance share awards that immediately vest and become payable, based on the circumstances of termination, and has been calculated by multiplying the number of accelerated shares by the closing price of our stock on February 2, 2007, and for option shares, the value is reduced by the exercise price. For a covered termination unrelated to a change in control, the acceleration covers restricted stock and options that would have vested in the two-year period following termination. For a covered termination after a change in control, all outstanding restricted stock and options accelerate and vest. In addition, as provided by our 2002 Incentive Plan, a change in control results in all performance share awards being payable at the target level and prorated based on period of service.

(4)	The Severance Agreements with the executive officers entitle them to medical and dental benefits for 18 months, plus a cash payment equal to 6 or 18 months of the Company’s cost to provide such benefits, following certain covered terminations, as more fully described under the heading “Payments on Termination or Change in Control — Severance Agreements.” The amounts in this column represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal 2006 were those indicated in the table under the heading “Board Meetings and Committees.” None of the members of the Compensation Committee has been an officer or employee of ours. No executive officer of ours has served on the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of your board.

PRINCIPAL HOLDERS OF OUR STOCK

The following table shows all persons or entities that we know to beneficially own more than 5% of our common stock on April 4, 2007, with shareholdings adjusted for the recent stock split:

	Number of		Percent of
Name and Address of	Shares of		Outstanding
Beneficial Owner	Common Stock		Common Stock

Barclays Global Investors, N. A. and related persons	2,450,557	(1)	5.57%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105
FMR Corp. and other related persons	2,274,285	(2)	5.17%
82 Devonshire Street Boston, Massachusetts 02109
Goldman Sachs Asset Management, L.P.	2,537,083	(3)	5.76%
32 Old Slip New York, New York 10005

(1)	Based on its filings with the SEC, the group including Barclays Global Investors, N.A. possessed sole voting power over 2,262,292 shares and sole dispositive power over 2,450,557 shares.

(2)	Based on its filings with the SEC, the group including FMR Corp. possessed sole power to vote 654,585 shares and sole power to dispose of 2,274,285 shares, and disclaims that certain named persons are acting as a group.

(3)	Based on its filings with the SEC, Goldman Sachs Asset Management, L.P. is an investment advisor and disclaims beneficial ownership of any securities managed on its behalf by third parties.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2008 Annual Meeting

According to our bylaws, proposals of eligible shareholders intended to be presented at the 2008 annual meeting, currently scheduled to be held on May 22, 2008, must be received by us no less than 90 days (by February 22, 2008) and no more than 120 days (by January 23, 2008) prior to the meeting. According to the rules of the SEC, we must receive any such proposal by December 18, 2007 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

A shareholder’s notice is required to set forth as to each matter the shareholder proposes to bring before the meeting various information regarding the proposal, including (a) a brief description of the business desired to be brought before the meeting and the reasons therefor, (b) the name and address of such shareholder proposing such business, (c) the number of shares of our stock beneficially owned by such shareholder and (d) any material interest of such shareholder in such business. These requirements are separate from and in addition to the SEC’s requirements a shareholder must meet to have a proposal included in our proxy statement.

In order for a shareholder to nominate a candidate for director, under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. In order to be timely, we must receive such notice not less than 90 days (by February 22, 2008) and no more than 120 days (by January 23, 2008) prior to the meeting. However, if we give you notice or publicly disclose the meeting date less than 100 days’ prior to the date of the meeting, you must give us notice by no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as (a) the name, age, business and residence addresses, occupation and shares held of such person; (b) any other information relating to such nominee required to be disclosed in the proxy statement; and (c) the name, address and shares held by the shareholder.

In each case, notice must be given to our Senior Vice President, General Counsel and Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105. We will send a copy of our bylaws to any shareholder, without charge, upon written request. Our bylaws are also available on our website at www.brownshoe.com/governance.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2006, we purchased policies of directors’ and officers’ liability insurance from Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, St. Paul Mercury Insurance Company and Allied World Assurance Company (U.S.) Inc.. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2007 are $602,575. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s report on Form 10-K for fiscal 2006, including the financial statements and financial statement schedule. For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105 or you may access such report on the Company’s website at www.brownshoe.com/secfilings.

Even though you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly or vote by telephone or over the Internet in accordance with the instructions shown on the enclosed proxy. You have the power to revoke your proxy, at any time before it is exercised, by giving written notice of revocation to our

Senior Vice President, General Counsel and Corporate Secretary or by duly executing and delivering a proxy bearing a later date, or by attending the annual meeting and casting a contrary vote. All shares represented by proxies received in time to be counted at the annual meeting will be voted. A postage paid, return addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.

Michael I. Oberlander
Senior Vice President, General Counsel
and Corporate Secretary

8300 Maryland Avenue
St. Louis, Missouri 63105

PROXY

The undersigned hereby appoints Ronald A. Fromm, Mark E. Hood and Richard C. Schumacher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Brown Shoe Company, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 24, 2007 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Brown Shoe Company, Inc. account online.

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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BROWN SHOE COMPANY, INC.
The undersig ned hereby appoints Ronald A. Fromm, Mark E. Hood and Richard C. Schumacher, and each of them, with power t o act without the oth er and wit h power of substitution, as proxies and attorneys-in-f a ct and hereby auth orizes them to represent and vote, as provid ed on the other side, all t h e shares of Brown Shoe Company, I n c. Common Stock which the undersigned s i entitle d to vote and, in their discretion, o t vote upon such other business as may properly come before the Annual Meetin g of Shareholders of h t e Company to be held May 24, 2007 or at any adjournment or postponement thereof, with all powers t h at t h e undersigned would possess if present at h t e Meeting.
(Continued, and to be marked, dated and signed, on the other side)
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Y ou an c ow n a c ess c o y r u Bro wn h S e o Company, Inc. ac u o nt onlin e.
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Mel on n I vestor Services LLC, Transfer Agent o f r Brown Shoe Company, n I c., now makes it easy and convenient o t get cur ent info rmation on your sharehold er account.
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.

	FOR	WITHHELD FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐

Nominees:
01 Julie C. Esrey
02 Ward M. Klein
03 W. Patrick McGinnis
04 Diane M. Sullivan
05 Hal J. Upbin

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

____

	FOR	AGAINST	ABSTAIN
ITEM 2– REDUCE PAR VALUE OF BROWN SHOE COMMON STOCK	☐	☐	☐
ITEM 3– RATIFICATION OF INDEPENDENT ACCOUNTANTS	☐	☐	☐

Signature ____________________ Signature ____________________ Date __________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	**OR**	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. Mark Here
for Address Change or Comments
PLEASE SEE REVERSE SID E
FOR WITHHELD
FOR AL L
FO R AG AINST ABSTAIN
T I EM 1. ELECTION OF DIRECTORS ITEM 2— REDUCE PAR VALUE OF BROWN Nominees: SHOE COMMON STOCK
01 Julie C. Esrey FOR AGAINST ABSTAIN
02 Ward M. Klein ITEM 3— RATIFICATION OF INDEPENDENT
ACCOUNTANTS
03 W. Patrick McGinnis
04 Diane M. Sullivan
05 Hal J. Upbin
Withheld f o r h t e nominees you il st below: W ( rite h t at nominee’s name in h t e space provided below.) ___
Sig nature Signature Date
NOTE : Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, t r ustee or guardia n, please give u f ll title as such.
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You can view the Annual Report and Proxy Statement on the in ternet at www.brownshoe.com/investor